                                                                    Exhibit 99.1

                           PRO FORMA VALUATION REPORT
                            HUDSON CITY BANCORP, INC.

                               HOLDING COMPANY FOR
                            HUDSON CITY SAVINGS BANK

                               PARAMUS, NEW JERSEY

                                FEBRUARY 16, 2005

                              RP(R) FINANCIAL, LC.
                             1700 NORTH MOORE STREET
                                   SUITE 2210
                            ARLINGTON, VIRGINIA 22209

RP(R) FINANCIAL, LC.
Financial Services Industry Consultants

                                                               February 16, 2005

Board of Directors
Hudson City, MHC
Hudson City Bancorp, Inc.
Hudson City Savings Bank
West 80 Century Road
Paramus, New Jersey 07652

Members of the Boards of Directors:

     At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock to be issued by Hudson City Bancorp, Inc., Paramus, New Jersey ("Hudson City Bancorp" or the "Company") in connection with the mutual-to-stock conversion of Hudson City, MHC (the "MHC"). The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 65.85% of the common stock of Hudson City Bancorp (the "MHC Shares"), the mid-tier holding company for Hudson City Savings Bank, Paramus, New Jersey ("Hudson City Savings" or the "Bank"). The remaining 34.15% of Hudson City Bancorp's common stock is owned by public stockholders. Hudson City Bancorp, which commenced operations in 1999, owns 100.00% of the common stock of the Bank. It is our understanding that Hudson City Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a syndicated offering to the public at large.

     This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS").

Plan of Conversion and Reorganization

     On December 16, 2004, the respective Boards of Directors of the MHC, the Company and the Bank adopted a Plan of Conversion and Reorganization, pursuant to which the Bank will reorganize from the two-tier mutual holding company structure to a stock holding company structure and the Company will undertake a second-step conversion. In the second-step

--------------------------------------------------------------------------------
WASHINGTON HEADQUARTERS
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA  22209                               Toll-Free No.: (866) 723-0594
www.rpfinancial.com                                 E-Mail: mail@rpfinancial.com

Boards of Directors
February 16, 2005
Page 2


conversion, the Company will sell shares of common stock in an offering that will represent the ownership interest in Hudson City Bancorp currently owned by the MHC. The Company will also issue shares of its common stock to the public stockholders of Hudson City Bancorp pursuant to a stock split ("exchange") ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued Hudson City Bancorp common stock as owned immediately prior to the conversion.

RP(R) Financial, LC.

     RP(R) Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the compensation we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

     In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the years ended December 31, 2000 through December 31, 2004, review of the business plan for purposes of understanding the strategic direction intended by the Board, a review of various unaudited information and internal financial reports through December 31, 2004, and due diligence related discussions with Hudson City Bancorp's management; KPMG LLP, Hudson City Bancorp's independent auditor; Thacher Proffitt & Wood LLP, Hudson City Bancorp's conversion counsel; and Ryan Beck & Co. and Lehman Brothers, Inc., Hudson City Bancorp's investment bankers in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information obtained from other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

     We have investigated the competitive environment within which Hudson City Bancorp operates and have assessed Hudson City Bancorp's relative strengths and weaknesses. We have monitored all material federal regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on Hudson City Bancorp and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on Hudson City Bancorp's operating characteristics and financial performance as they relate to the pro forma market value of Hudson City Bancorp. We have analyzed the assets held by the MHC, which will be consolidated with Hudson City

Boards of Directors
February 16, 2005
Page 3


Bancorp's assets and equity pursuant to the completion of conversion. We have reviewed the economic and demographic characteristics of the primary market area in which the Company currently operates. We have compared Hudson City Bancorp's financial performance and condition with selected publicly-traded thrifts selected and evaluated in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other characteristics such as significant non-recurring gains or losses, proxy litigation or failure to meet minimum regulatory capital requirements.

     The Appraisal is based on Hudson City Bancorp's representation that the information contained in the regulatory applications and additional information furnished to us by Hudson City Bancorp and its independent auditor, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Hudson City Bancorp, or its independent auditor, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of Hudson City Bancorp. The valuation considers Hudson City Bancorp only as a going concern and should not be considered as an indication of Hudson City Bancorp's liquidation value.

     Our appraised value is predicated on a continuation of the current operating environment for Hudson City Bancorp and for all thrifts and their holding companies. Changes in the local, state and national economy, the federal legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Hudson City Bancorp's stock alone. It is our understanding that there are no current plans for selling control of Hudson City Bancorp following completion of the second-step stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

     The estimated pro forma market value is defined as the price at which Hudson City Bancorp's common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge and a similar understanding of relevant facts.

Valuation Conclusion

     It is our opinion that, as of February 16, 2005, the estimated aggregate pro forma valuation of the shares to be issued in the conversion of the MHC, including: (1) newly-issued shares representing the MHC's ownership interest in Hudson City Bancorp, and (2) exchange

Boards of Directors
February 16, 2005
Page 4


shares issued to existing public shareholders of Hudson City Bancorp, was $6,454,090,570 at the midpoint, equal to 645,409,057 shares at a per share value of $10.00. Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $4,250,000,000, equal to 425,000,000 shares at $10.00 per share. The offering range includes a minimum of $3,612,500,000, equal to 361,250,000 shares at $10.00 per share (85.0% of the midpoint) and a maximum of $4,887,500,000, equal to 488,750,000 shares at $10.00 per share (115.0% of the midpoint).

Establishment of the Exchange Ratio

     OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of Hudson City Bancorp stock as a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in Hudson City Bancorp equal to 34.15% as of December 31, 2004. The exchange ratio to be received by the existing minority shareholders of Hudson City Bancorp will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 2.9471 shares,
3.4672 shares and 3.9873 shares of newly issued shares of Hudson City Bancorp stock for each share of stock held by the public shareholders at the minimum, midpoint and maximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

     The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Hudson City Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step offering.

     The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition, operations and shares outstanding of Hudson City Bancorp as of December 31, 2004, the date of the financial data included in the prospectus.

Boards of Directors
February 16, 2005
Page 5


The proposed exchange ratio to be received by the current public stockholders of Hudson City Bancorp and the exchange of the public shares for newly issued shares of Hudson City Bancorp common stock as a full public company was determined independently by the Boards of Directors of the MHC, Hudson City Bancorp and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from directly purchasing stock of its financial institution clients.

     This valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Hudson City Bancorp, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Hudson City Bancorp's stock offering.

                                         Respectfully submitted,

                                         RP(R) FINANCIAL, LC.


                                         /s/ William E. Pommerening
                                         ---------------------------------------
                                         William E. Pommerening
                                         Chief Executive Officer and


                                         /s/ Ronald S. Riggins
                                         ---------------------------------------
                                         Ronald S. Riggins
                                         President and Managing Director


                                         /s/ Gregory E. Dunn
                                         ---------------------------------------
                                         Gregory E. Dunn
                                         Senior Vice President

RP(R) Financial, LC.

                                TABLE OF CONTENTS
                            HUDSON CITY BANCORP, INC.
                               PARAMUS, NEW JERSEY

                                                                  PAGE
DESCRIPTION                                                      NUMBER
-----------                                                      ------
CHAPTER ONE           OVERVIEW AND FINANCIAL ANALYSIS

   Introduction                                                    1.1
   Plan of Conversion and Reorganization                           1.2
   Strategic Overview                                              1.2
   Balance Sheet Trends                                            1.5
   Income and Expense Trends                                       1.9
   Interest Rate Risk Management                                  1.12
   Lending Activities and Strategy                                1.13
   Asset Quality                                                  1.16
   Investment Activities                                          1.17
   Funding Composition and Strategy                               1.17
   Subsidiaries                                                   1.19
   Legal Proceedings                                              1.19

CHAPTER TWO                     MARKET AREA

   Introduction                                                    2.1
   Market Area Demographics                                        2.2
   National Economic Factors                                       2.6
   Regional Economy                                               2.11
   Market Area Deposit Characteristics                            2.13
   Competition                                                    2.16

CHAPTER THREE                PEER GROUP ANALYSIS

   Peer Group Selection                                            3.1
   Financial Condition                                             3.9
   Income and Expense Components                                  3.12
   Loan Composition                                               3.16
   Interest Rate Risk                                             3.18
   Credit Risk                                                    3.20
   Summary                                                        3.20

RP(R) Financial, LC.

                                TABLE OF CONTENTS
                            HUDSON CITY BANCORP, INC.
                               PARAMUS, NEW JERSEY
                                   (CONTINUED)

                                                                  PAGE
DESCRIPTION                                                      NUMBER
-----------                                                      ------
CHAPTER FOUR                 VALUATION ANALYSIS

   Introduction                                                    4.1
   Appraisal Guidelines                                            4.1
   RP Financial Approach to the Valuation                          4.1
   Valuation Analysis                                              4.2
      1. Financial Condition                                       4.3
      2. Profitability, Growth and Viability of Earnings           4.4
      3. Asset Growth                                              4.7
      4. Primary Market Area                                       4.7
      5. Dividends                                                 4.8
      6. Liquidity of the Shares                                   4.9
      7. Marketing of the Issue                                   4.10
         A. The Public Market                                     4.10
         B. The New Issue Market                                  4.14
         C. The Acquisition Market                                4.17
         D. Trading in Hudson City Bancorp's Stock                4.17
         E. Size of Offering                                      4.18
      8. Management                                               4.20
      9. Effect of Government Regulation and Regulatory Reform    4.20
   Summary of Adjustments                                         4.20
   Valuation Approaches                                           4.21
      1. Price-to-Earnings ("P/E")                                4.23
      2. Price-to-Book ("P/B")                                    4.24
      3. Price-to-Assets ("P/A")                                  4.26
   Comparison to Recent Conversions                               4.26
   Valuation Conclusion                                           4.27
   Establishment of the Exchange Ratio                            4.27

RP(R) Financial, LC.

                                 LIST OF TABLES
                            HUDSON CITY BANCORP, INC.
                               PARAMUS, NEW JERSEY

TABLE
NUMBER                       DESCRIPTION                       PAGE
------                       -----------                       ----
  1.1    Historical Balance Sheets                              1.6
  1.2    Historical Income Statements                          1.10

  2.1    Summary Demographic Data                               2.3
  2.2    New Jersey Employment Sectors                         2.12
  2.3    Market Area Unemployment Trends                       2.13
  2.4    Deposit Summary                                       2.14

  3.1    Peer Group of Publicly-Traded Thrifts                  3.4
  3.2    Balance Sheet Composition and Growth Rates            3.10
  3.3    Income as a Percent of Average Assets and Yields,
            Costs, Spreads                                     3.13
  3.4    Loan Portfolio Composition and Related Information    3.17
  3.5    Interest Rate Risk Measures and Net Interest
            Income Volatility                                  3.19
  3.6    Credit Risk Measures and Related Information          3.21

  4.1    Pricing Characteristics and After-Market Trends for
            Recent Conversions Completed                       4.16
  4.2    Public Market Pricing                                 4.25

RP(R) Financial, LC.
Page 1.1


                       I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

     Hudson City Savings Bank ("Hudson City Savings" or the "Bank") is a federally-chartered stock saving bank headquartered in Paramus, New Jersey. The Bank is the largest savings bank based in New Jersey with a branch network of 84 offices throughout the state. As of December 31, 2004, Hudson City Savings recently opened a branch in Suffolk County, New York, a part of its New York expansion in the Long Island and Staten Island markets. A map of the Bank's current branch office locations is included as Exhibit I-1. The Bank is a member of the Federal Home Loan Bank ("FHLB") system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation ("FDIC").

     In the fourth calendar quarter of 2003, Hudson City Savings applied for and was granted approval to convert from a New Jersey chartered savings bank to a federally chartered savings bank. The conversion to a Federal charter was effective January 1, 2004. Under the Federal charter, Hudson City Savings, Hudson City Bancorp and the MHC are subject to examination and supervision by the Office of Thrift Supervision ("OTS").

     Hudson City Bancorp, Inc. ("Hudson City Bancorp" or the "Company") is a Delaware corporation that commenced operations in 1999 in connection with the reorganization of the Bank into the mutual holding company form of ownership. Pursuant to the 1999 reorganization, the Bank converted from a New Jersey chartered mutual savings bank into a two-tiered mutual savings bank holding company structure and became a wholly-owned subsidiary of Hudson City Bancorp, a majority owned subsidiary of Hudson City, MHC (the "MHC"). As part of the reorganization, Hudson City Bancorp sold 47.0% of the then outstanding shares of its common stock to the public at $10.00 per share and received net proceeds of $527.6 million. The remaining 53.0% of the common stock was issued to the MHC. At December 31, 2004, the MHC owned 65.85% of the shares outstanding, as the Company has repurchased shares. As of December 31, 2004, the Company had 231.3 million issued shares, 45.1 million treasury shares and 186.1 million outstanding shares. Of the outstanding shares, the MHC held 122.6 million shares and public shareholders held 63.6 million shares.

RP(R) Financial, LC.
Page 1.2


     At December 31, 2004, Hudson City Bancorp had total consolidated assets of $20.1 billion, deposits of $11.5 billion and consolidated equity of $1.4 billion, or 7.0% of total assets. Hudson City Bancorp's audited financial statements for the most recent period are included by reference as Exhibit I-2.

Plan of Conversion and Reorganization

     On December 16, 2004, the respective Boards of Directors of the MHC, the Company and the Bank adopted a Plan of Conversion and Reorganization, pursuant to which the Bank will reorganize from the two-tier mutual holding company structure to a stock holding company structure and the Company will undertake a second-step conversion. The MHC assets of approximately $145 million will be consolidated with the Company at the time the stock offering closes. Concurrently, the Company will sell shares of common stock in a subscription and syndicated offering, with the amount representing the ownership interest in Hudson City Bancorp currently owned by the MHC. The Company will also issue shares of its common stock to the public stockholders of Hudson City Bancorp pursuant to an exchange ratio that will result in the same pro forma ownership percentage as owned immediately prior to the conversion.

Strategic Overview

     Historically, the Company has implemented a traditional thrift strategy, in which the Company has emphasized the origination and purchase of 1-4 family first mortgage loans for investment funded principally by retail deposits generated through the branch network. Diversification into other types of lending or other types of services and products has been very limited. As of December 31, 2004, 98.6% of total loans were first mortgage loans. The Company's streamlined operations have facilitated operating expense levels that are significantly below industry norms. At the same time, the limited diversification has also substantially limited revenues derived from non-interest sources.

     Following the completion of the minority stock offering in 1999, the Company implemented a growth strategy for purposes of leveraging capital and increasing earnings. Assets increased from $8.5 billion at December 31, 1999 to $20.1 billion December 31, 2004,

RP(R) Financial, LC.
Page 1.3


while over the same time period loans increased from $4.3 billion to $11.3 billion and deposits increased from $6.7 billion to $11.5 billion. Loan growth has been facilitated through loan purchases, and as of December 31, 2004, approximately $5.63 billion, or 50.2%, of the Company's first mortgage loans were purchased. Balance sheet growth has also been attributable to expanded use of borrowings and purchases of mortgage-backed securities ("MBS").

     The Company's growth strategy included expanding the branch network through de novo branching. Since year end 1999, the Company has added ten branches, including its first out-of-state branch in Suffolk County (Long Island), New York. Expansion of the branch network is expected to accelerate in 2005, as the Company plans to open two branches in New Jersey, five branches in Suffolk County and two branches in Richmond County (Staten Island), New York, during the current year. To more fully leverage equity, the Company has also engaged in periodic stock repurchases and maintained a quarterly cash dividend policy. Overall, asset growth combined with capital strategies leveraged the Company's equity-to-assets ratio from 17.4% at December 31, 1999 to 7.0% at December 31, 2004.

     The implementation of the Company's business plan has provided for significant earnings growth. Hudson City Bancorp's earnings for the past five years have more than doubled, increasing from $114.8 million or $0.52 per share during 2000 to $239.3 million or $1.29 per share during 2004. The increase in earnings was largely achieved through growth of net interest income and containment of operating expenses.

     At the same time, the Company's strategy sharply increased its interest rate exposure in a rising interest rate environment. Growth of net interest income was enhanced by the Company's strategy of increasing the liability sensitivity of the balance sheet during a period when interest rates generally declined. Most notably, loan portfolio growth has been sustained by originations and purchases of long term 1-4 family fixed rate first mortgage loans. Accordingly, the Company's current loan portfolio composition consists of a very high concentration of fixed rate loans, many with relatively low interest rates. As of December 31, 2004, 92.5% of the residential mortgage loans were fixed rate mortgage loans. Comparatively, interest rate sensitive transaction and savings accounts, along with short-term time deposits, constitute the major portion of the Company's deposit composition. In addition to the increase in the short-term repricing mismatch between interest rate sensitive assets and liabilities, the Company's interest

RP(R) Financial, LC.
Page 1.4


rate risk exposure has increased in connection with its more leveraged capital position and resulting increase in the percentage of funding derived from interest-bearing liabilities. The interest rate risk exposure at December 31, 2004 would primarily be realized in a rising rate environment, based on the following characteristics: (1) the cumulative one year gap to assets was negative 5.27%; (2) the present value of equity ("PVE") was calculated to decline 30.87% under a 200 basis point increase in rates; and (3) the percent change in net interest income over the next 12 months under a 200 basis point rate shock was negative 6.80%.

     In light of the Company's leveraged capital position and heightened interest rate risk exposure, a key component of the Company's business plan is to increase capital through a second-step conversion. The capital realized from the stock offering will support the Company's business plan strategy of pursuing continuous growth through offering traditional thrift products in an expanding market area. The Company's business plan provides for expansion of the branch network into nearby markets that have experienced a decline in institutions that provide traditional thrift products and services, as the result of consolidation and a diversification emphasis among traditional thrifts into commercial banking type products and services. In addition, the second-step conversion proceeds are expected to reduce interest rate risk, as the pro forma increase in capital is expected to reduce the Company's reliance on interest rate sensitive liabilities and as the net proceeds are expected to be primarily invested into shorter-term securities. The projected distribution and use of stock proceeds reflects the needs of Hudson City Savings Bank and is highlighted below.

     - Hudson City Savings: $3 billion of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank will become part of general operating funds, and are expected to be primarily invested in shorter-term investment grade securities.

     - Hudson City Bancorp: the Company is expected to retain the remainder of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into shorter-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, funding of the stock grant plans and the continued payment of cash dividends.

     Overall, it is the Company's objective to pursue growth that will serve to increase returns while managing its risk profile at acceptable levels. The Company has acknowledged that it

RP(R) Financial, LC.
Page 1.5


expects to have a below market return on equity ("ROE"), until such time as the new capital can be leveraged in a profitable and safe and sound manner over time.

Balance Sheet Trends

     Table 1.1 shows the Company's historical balance sheet data for the past five years. From December 31, 2000 through December 31, 2004, Hudson City Bancorp's assets increased at a 21.1% annual rate. Asset growth was mostly realized through growth of loans, which was followed by growth of investment securities and MBS. Asset growth has been primarily funded with deposit growth and increased utilization of borrowings. A summary of Hudson City Bancorp's key operating ratios for the past five years is presented in Exhibit I-3.

     Hudson City Bancorp's loans receivable portfolio increased at an annual rate of 23.7% from year end 2000 through year end 2004. Loan portfolio growth was sustained throughout the period, however the most significant growth occurred in 2004. The slightly faster pace of loan growth compared to asset growth served to increase the Company's loans-to-assets ratio from 51.6% at year end 2000 to 56.2% at year end 2004. Hudson City Bancorp's traditional thrift strategy is highlighted by a loan portfolio composition that has consistently reflected a very high concentration of 1-4 family first mortgage loans. Over the past five years, the ratio of 1-4 family first mortgage loans to total loans ranged from a low of 96.9% at year end 2000 to a high of 98.6% at year end 2004. The Company's limited loan diversification has consisted largely of consumer loans, primarily second mortgages and home equity credit lines. At December 31, 2004, consumer loans equaled 1.4% of total loans, versus a peak ratio of 3.1% at December 31, 2000. The remainder of the Company's loan portfolio consists of a nominal balance of commercial real estate and multi-family loans, which are largely participation interests acquired through community-based organizations.

     The intent of the Company's investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting overall credit and interest rate risk objectives. It is anticipated that the net proceeds of the stock offering will primarily be invested in investment grade securities with terms of two years or less. MBS comprise the largest portion of the Company's investment holdings.

RP(R) Financial, LC.
Page 1.6


                                    Table 1.1
                            Hudson City Bancorp, Inc.
                            Historical Balance Sheets

                                                                   As of December 31,
                                           -----------------------------------------------------------------
                                                   2000                  2001                   2002
                                           -------------------   --------------------   --------------------
                                             Amount     Pct(1)      Amount     Pct(1)      Amount     Pct(1)
                                           ----------   ------   -----------   ------   -----------   ------
                                             ($000)       (%)       ($000)       (%)       ($000)       (%)
Total Amount of:
Assets                                     $9,380,373   100.0%   $11,426,768   100.0%   $14,144,604   100.0%
Cash and cash equivalents                     187,111     2.0%       101,814     0.9%       240,796     1.7%
Investment securities held to maturity          1,481     0.0%         1,441     0.0%         1,406     0.0%
Investment securities available for sale      876,667     9.3%       167,427     1.5%       560,932     4.0%
MBS held to maturity                        3,262,035    34.8%     4,478,488    39.2%     4,734,266    33.5%
MBS available for sale                              0     0.0%       530,690     4.6%     1,391,895     9.8%
Loans, net                                  4,841,041    51.6%     5,932,101    51.9%     6,931,891    49.0%
FHLB stock                                     73,629     0.8%        81,149     0.7%       137,500     1.0%
Deposits                                    6,604,121    70.4%     7,912,762    69.2%     9,138,629    64.6%
Borrowings                                  1,250,000    13.3%     2,150,000    18.8%     3,600,000    25.5%
Total stockholders' equity                  1,464,569    15.6%     1,288,736    11.3%     1,316,083     9.3%

Stockholders' equity per share             $     6.89            $      6.87            $      7.22

Branch Locations                                   79                     80                     81

                                                       As of December 31,                Annual
                                           -------------------------------------------   Growth
                                                   2003                   2004            Rate
                                           --------------------   --------------------   ------
                                              Amount     Pct(1)      Amount     Pct(1)     Pct
                                           -----------   ------   -----------   ------   ------
                                              ($000)       (%)       ($000)       (%)      (%)
Total Amount of:
Assets                                     $17,033,360   100.0%   $20,145,981   100.0%    21.1%
Cash and cash equivalents                      254,584     1.5%       168,183     0.8%    -2.6%
Investment securities held to maturity           1,366     0.0%     1,334,249     6.6%   447.9%
Investment securities available for sale     2,243,812    13.2%     1,594,639     7.9%    16.1%
MBS held to maturity                         4,292,444    25.2%     3,755,921    18.6%     3.6%
MBS available for sale                       1,130,257     6.6%     1,620,708     8.0%     N.M.
Loans, net                                   8,766,264    51.5%    11,327,647    56.2%    23.7%
FHLB stock                                     164,850     1.0%       140,000     0.7%    17.4%
Deposits                                    10,453,780    61.4%    11,477,300    57.0%    14.8%
Borrowings                                   5,150,000    30.2%     7,150,000    35.5%    54.6%
Total stockholders' equity                   1,329,366     7.8%     1,402,884     7.0%    -1.1%

Stockholders' equity per share             $      7.33            $      7.85

Branch Locations                                    81                     85

----------
(1)  Ratios are as a percent of ending assets.

Sources: Hudson City Bancorp's prospectus, audited financial statements and RP
         Financial calculations.

RP(R) Financial, LC.
Page 1.7


     In recent years, the investment in MBS has been maintained at a relatively stable balance and most of the Company's investment growth has consisted of other investment securities. The Company's investment in MBS reached a peak ratio of 43.8% of assets at year end 2001 and the proportion has since declined. At December 31, 2004, the MBS portfolio totaled $5.4 billion, equal to 26.6% of total assets. The portfolio of MBS consists mostly of pass-through certificates and, to a lesser extent, real estate mortgage investment conduits ("REMICs"), all of which are directly or indirectly guaranteed or insured by a federal agency. The majority of the Company's MBS investments have fixed rate terms. As of December 31, 2004, $3.8 billion of MBS were classified as held to maturity and $1.6 billion were classified as available for sale. As of December 31, 2004, the net unrealized loss on MBS available for sale equaled $2.4 million and the market value of the held to maturity MBS portfolio was $34.9 million below the carrying value of the portfolio.

     Over the past five years, the Company's level of cash and other investment securities (inclusive of FHLB stock) ranged from a low of 3.1% of assets at year end 2001 to a high of 16.0% of assets at year end 2004. Most of the recent growth of the investment portfolio consisted of U.S. Government agency securities held to maturity, which was partially offset by a decline in U.S. Government agency securities available for sale due to calls of those securities. The Company added $1.3 billion of U.S. Government agency securities to the held to maturity portfolio in 2004, of which $621.6 million have step-up features that provide for interest rate increases on scheduled future dates. The step-up investments have call options that are generally effective prior to the initial rate increase, but after an initial call period of three months to one year. At December 31, 2004, the Company maintained total cash and other investment securities of $3.2 billion, which included $168.2 million of cash and equivalents. Investments held by the Company at December 31, 2004 consisted of U.S. Government agency securities ($2.9 billion), municipal bonds ($1.2 million), equity securities ($10.2 million), corporate bonds ($74,000) and FHLB stock ($140.0 million). As of December 31, 2004, the net unrealized loss on investment securities available for sale equaled $13.0 million and the market value of the held to maturity investment portfolio was $7.9 million below the carrying value of the portfolio. Exhibit I-4 provides historical detail of the Company's investment portfolio.

RP(R) Financial, LC.
Page 1.8


     Retail deposits have consistently been the primary funding source for the Company's assets and have steadily grown in recent years at a 14.8% annual rate. However, the Company's utilization of borrowings increased at a faster rate than deposit growth over the last five years. Accordingly, deposits as a percent of assets declined from 70.4% at year end 2000 to 57.0% at year end 2004. Deposit growth has been stimulated through de novo branching and through the introduction of the High Value Checking account, which has been marketed as an alternative to cash management accounts offered by brokerage firms. The High Value Checking account requires a minimum balance of $20,000 and offers unlimited checking, no charge on-line banking, no charge bill payment and debit card availability. The interest rate paid on the High Value Checking account is generally above competitive market rates. From year end 2000 through year end 2004, total deposit growth equaled $4.9 billion, of which $4.2 billion consisted of interest-bearing demand accounts mostly in the form of High Value Checking accounts. As the result, transaction and savings accounts increased from 24.8% of total deposits at year 2000 to 54.1% of total deposits at year end 2004.

     Borrowings serve as an alternative funding source for the Company to address funding needs for liquidity purposes and to facilitate management of deposit costs. Over the past five years, borrowings have become a more prominent funding source, increasing from 13.3% of assets at year end 2000 to 35.5% of assets at year end 2004. The Company's borrowings consist of reverse repurchase agreements and FHLB advances, which have scheduled maturities out to ten years. Most of the Company's borrowings have quarterly call provisions after an initial non-call period of three months to five years from the date of borrowing.

     From year end 2000 through year end 2004, the Company's equity declined at an annual rate of 1.1%. The slight decline in capital was primarily attributable to dividend payments and stock repurchases exceeding retained earnings for the period and, to a lesser extent, an increase in the net unrealized loss on available for sale securities. Accordingly, the slight decline in capital combined with Company's balance sheet growth served to leverage the equity-to-assets ratio from 15.6% at year end 2000 to 7.0% at year end 2004. All of the Company's capital is tangible capital. The additional capital realized from the second-step conversion offering will serve to strengthen the Company's capital position for purposes of interest rate risk management and to support continued growth.

RP(R) Financial, LC.
Page 1.9


Income and Expense Trends

     Table 1.2 shows the Company's historical income statements for the past five years. The Company's profitability over the past five years ranged from a low of 1.29% of average assets during 2000 and 2004 to a high of 1.50% of average assets during 2002. Consistent with the Company's traditional thrift strategy, net interest income and operating expenses have been and continue to be the dominant components of earnings. Non-interest operating income derived from retail banking activities has been a very limited contributor to earnings and loan loss provisions established over the past five years have been relatively modest given the nature of the lending focus. Gains realized from the sale of investment securities were a larger factor in the Company's 2003 earnings but, in general, gains on investment securities did not significantly impact earnings over the past five years.

     Over the past five years, the Company's net interest income to average assets ratio ranged from a high of 3.03% during 2002 to a low of 2.59% during 2003. The Company's net interest income to average assets ratio increased slightly to 2.61% during 2004. The compression in the Company's net interest income ratios during the past two years has been the result of a more significant reduction in the yield earned on interest-earning assets relative to funding costs, reflecting the yield dilution impact of the significant loan growth recorded during a period of declining and low mortgage rates combined with accelerated repayments experienced in the loan and MBS portfolios due to borrowers refinancing into lower rate loans. A more leveraged capital position, which reduced the Company's ratio of interest-earning assets to interest-bearing liabilities ("IEA/IBL"), also contributed to the decline in the Company's net interest income ratio. The Company's historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

     Consistent with the Company's adherence to a traditional thrift strategy and resultant limited diversification, sources of non-interest operating income have been a very minor contributor to earnings. Throughout the period shown in Table 1.2, sources of non-interest operating income have been maintained at a relatively stable level, equaling 0.05% of average assets during 2000 through 2002 and then declining to 0.03% of average assets during 2003 and 2004. Sources of non-interest operating income consist substantially of fees and service charges generated from the Company's retail banking activities. Fees and charges generated from

RP(R) Financial, LC.
Page 1.10


                                    Table 1.2
                            Hudson City Bancorp, Inc.
                          Historical Income Statements

                                                                  For the Year Ended December 31,
                              ------------------------------------------------------------------------------------------------------
                                     2000                 2001                 2002                 2003                 2004
                              ------------------   ------------------   ------------------   ------------------   ------------------
                                Amount    Pct(1)     Amount    Pct(1)     Amount    Pct(1)     Amount    Pct(1)     Amount    Pct(1)
                              ---------   ------   ---------   ------   ---------   ------   ---------   ------   ---------   ------
                                ($000)      (%)      ($000)      (%)      ($000)      (%)      ($000)      (%)      ($000)      (%)
Interest and Dividend Income  $ 614,041    6.90%   $ 690,498    6.77%   $ 784,217    6.13%   $ 777,328    5.02%   $ 915,058    4.93%
Interest Expense               (360,039)  -4.04%    (403,427)  -3.96%    (395,774)  -3.09%    (376,354)  -2.43%    (430,066)  -2.32%
                              ---------   -----    ---------   -----    ---------   -----    ---------   -----    ---------   -----
Net Interest Income           $ 254,002    2.85%   $ 287,071    2.82%   $ 388,443    3.03%   $ 400,974    2.59%   $ 484,992    2.61%
Provision for Loan Losses        (2,130)  -0.02%      (1,875)  -0.02%      (1,500)  -0.01%        (900)  -0.01%        (790)   0.00%
                              ---------   -----    ---------   -----    ---------   -----    ---------   -----    ---------   -----
   Net Interest Income
      after Provisions        $ 251,872    2.83%   $ 285,196    2.80%   $ 386,943    3.02%   $ 400,074    2.58%   $ 484,202    2.61%

Other Operating Income        $   4,541    0.05%   $   4,694    0.05%   $   5,947    0.05%   $   5,338    0.03%   $   5,128    0.03%
Operating Expense               (78,997)  -0.89%     (81,824)  -0.80%     (93,541)  -0.73%    (102,527)  -0.66%    (118,348)  -0.64%
                              ---------   -----    ---------   -----    ---------   -----    ---------   -----    ---------   -----
   Net Operating Income       $ 177,416    1.99%   $ 208,066    2.04%   $ 299,349    2.34%   $ 302,885    1.96%   $ 370,982    2.00%

Non-Operating Income
Net gain(loss) on sale of
   securities                 $       0    0.00%   $       0    0.00%   $   2,066    0.02%      24,326    0.16%      11,429    0.06%
                              ---------   -----    ---------   -----    ---------   -----    ---------   -----    ---------   -----
   Net Non-Operating Income   $       0    0.00%   $       0    0.00%   $   2,066    0.02%   $  24,326    0.16%   $  11,429    0.06%

Net Income Before Tax         $ 177,416    1.99%   $ 208,066    2.04%   $ 301,415    2.35%   $ 327,211    2.11%   $ 382,411    2.06%
Income Taxes                    (62,590)  -0.70%     (73,517)  -0.72%    (109,382)  -0.85%    (119,801)  -0.77%    (143,145)  -0.77%
                              ---------   -----    ---------   -----    ---------   -----    ---------   -----    ---------   -----
Net Income (Loss)             $ 114,826    1.29%   $ 134,549    1.32%   $ 192,033    1.50%   $ 207,410    1.34%   $ 239,266    1.29%

Core Earnings
Net Income Before
   Extraordinary Items        $ 114,826    1.29%   $ 134,549    1.32%   $ 192,033    1.50%   $ 207,410    1.34%   $ 239,266    1.29%
Addback: Non-Operating
   Losses                             0    0.00%           0    0.00%           0    0.00%           0    0.00%           0    0.00%
Deduct: Non-Operating Gains           0    0.00%           0    0.00%      (2,066)  -0.02%     (24,326)  -0.16%     (11,429)  -0.06%
Tax Effect Non-Operating
   Items(2)                           0    0.00%           0    0.00%         777    0.01%       9,147    0.06%       4,297    0.02%
                              ---------   -----    ---------   -----    ---------   -----    ---------   -----    ---------   -----
Adjusted Net Income           $ 114,826    1.29%   $ 134,549    1.32%   $ 190,744    1.49%   $ 192,231    1.24%   $ 232,134    1.25%

Basic Earnings Per Share      $    0.52            $    0.69            $    1.04            $    1.14            $    1.33
Diluted Earnings Per Share    $    0.52            $    0.68            $    1.01            $    1.11            $    1.29

----------
(1)  Ratios are as a percent of average assets.

(2)  Assumes tax rate of 37.6 percent.

Sources: Hudson City Bancorp's prospectus, audited financial statements and RP
         Financial calculations.

RP(R) Financial, LC.
Page 1.11


checking account deposits is limited by virtue that a large portion of those accounts are High Value Checking accounts, which require a high minimum balance and are "no fee" checking accounts. Furthermore, since the Company is a portfolio lender, it does not earn secondary marketing or servicing income.

     The Company enjoys a very low operating expense ratio due to large average branch size, traditional operations, limited loan products and effective use of borrowings. Operating expenses have trended lower as a percent of average assets from 0.89% during 2000 to 0.64% during 2004. The decline in the operating expense ratio has been facilitated by leveraging the balance sheet, while increases in operating expenses were contained through implementation of a growth strategy that did not require significant increases in personnel to generate and manage the growth. Upward pressure will be placed on the Company's operating expense ratio following the stock offering, due to expenses related to the stock benefit plans. At the same, the increase in capital realized from the stock offering will provide the Company with the capacity to further leverage operating expenses through the growth.

     Overall, the general trends in the Company's net interest margin and operating expense ratio since 2000 reflect an increase in core earnings, as indicated by the expense coverage ratio (net interest income divided by operating expenses). Hudson City Bancorp's expense coverage ratio equaled 3.20 times during 2000, versus a comparable ratio of 4.08 times during 2004. The increase in the expense coverage ratio was the result of a steeper decline in the operating expense ratio compared to the net interest income ratio. Similarly, Hudson City Bancorp's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 24.2% during 2004 was more favorable than the 30.7% efficiency ratio maintained during 2000.

     Over the past five years, maintenance of favorable credit quality measures and the 1-4 family lending emphasis have served to substantially limit the amount of loss provisions established by the Company. The $0.8 million of loan loss provisions established during 2004 had a negligible impact on earnings. At December 31, 2004, the Company maintained valuation allowances of $27.3 million, equal to 0.24% of net loans receivable and 126.4% of non accruing loans and accruing loans that are 90 days or more past due. Exhibit I-6 sets forth the Company's loan loss allowance activity during the past five years.

RP(R) Financial, LC.
Page 1.12


     Non-operating income typically has not been a material factor in the Company's earnings and has been limited to gains realized from the sale of investment securities. The Company realized gains from the sale of investment securities during the past three years, reflecting ongoing management of the investment portfolio for purposes of enhancing returns and managing interest rate risk. Gains realized from the sale of investments were most significant during 2003, totaling $24.3 million, or 0.16% of average assets. The gains realized from the sale of investment securities are not considered to be part of the Company's recurring earnings base.

     Hudson City Bancorp's effective tax rate has remained fairly consistent over the past five years and equaled 37.43% during 2004. As set forth in the prospectus, the effective tax rate applied to the pro forma conversion adjustments equaled 37.60%.

Interest Rate Risk Management

     The Company's balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates. In recent years, the growth strategies implemented by the Company have increased the liability sensitivity of the balance sheet, as growth of the loan portfolio was largely achieved through originations and purchases of long term fixed rate residential loans during a period when mortgage loan rates were at historical low levels. As of December 31, 2004, of the total loans due after December 31, 2005, fixed rate loans comprised 92.4% of those loans (see Exhibit I-7). Comparatively, the Company's deposit composition is concentrated in short-term time deposits and transaction and savings accounts that are subject to immediate repricing. The leveraging of the Company's capital position and resulting increase in the reliance on interest-bearing liabilities has also added to the Company's interest rate risk exposure. As of December 31, 2004, the Company's Present Value of Equity ("PVE") analysis, as provided by an independent third party, indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 30.9% decline in the Company's PVE (see Exhibit I-8). Further, a 200 basis point rate shock would have the impact of reducing net interest income over the next 12 months by 6.80%. In addition, the one-year cumulative interest rate sensitivity gap was negative 5.27% (See Exhibit I-9). The Company currently expects to initially reinvest the offering proceeds in investment securities with a weighted average maturity of approximately two years.

RP(R) Financial, LC.
Page 1.13


This use of proceeds is expected to improve the Company's interest rate risk exposure to rising rates.

     The Company manages interest rate risk from the asset side of the balance sheet through investing in callable U.S. Government agency securities with laddered terms out to seven years and investing in adjustable rate MBS. On the liability side of the balance sheet, management of interest rate risk has been pursued through emphasizing the build-up of less interest rate sensitive and lower costing transaction and savings accounts and through utilizing fixed rate borrowings with terms of up to ten years. The Company also mitigates interest rate risk exposure through maintaining operating expenses at very low levels, which has provided the Company with a strong expense coverage ratio even as the net interest income ratio has declined.

     It is the Company's intention to address the currently high interest rate risk exposure through investing a large portion of the net offering proceeds in shorter-term securities as a continuing strategy, as well as through placing a greater emphasis on originating or purchasing loans and MBS with adjustable rates. The increase in the Company's equity-to-assets ratio and resulting decline in the reliance on interest-bearing liabilities will also serve to mitigate the Company's interest rate risk exposure.

Lending Activities and Strategy

     Hudson City Bancorp's lending activities have traditionally emphasized 1-4 family permanent mortgage loans, and such loans comprise the substantial portion of the Company's loan portfolio. Beyond 1-4 family loans, lending diversification by the Company has been very limited, consisting primarily of consumer loans originated as home equity loans and second mortgage loans. The remainder of the portfolio is made up of small balances of commercial real estate and multi-family loans, a large portion of which are purchased participations, and other consumer loans. Going forward, the Company's lending strategy will continue to emphasize the origination and purchase of 1-4 family permanent mortgage loans, but will place a greater emphasis on acquiring adjustable rate mortgage ("ARM") loans for purposes of interest rate risk management. Exhibit I-10 provides historical detail of Hudson Bancorp's loan portfolio composition over the past five years and Exhibit I-11 provides the contractual maturity of the Company's loan portfolio by loan type as of December 31, 2004.

RP(R) Financial, LC.
Page 1.14


     The Company originates residential mortgage loans throughout the state of New Jersey and in nearby surrounding out-of-state markets, primarily in Suffolk County, New York. Residential loans originated by the Company include both adjustable and fixed rate loans, although loan production in recent years has consisted substantially of fixed rate loans; as a result, the mortgage loan portfolio has a very high concentration of fixed rate loans. As of December 31, 2004, the Company maintained 1-4 family permanent mortgage loans totaling $11.2 billion, equal to 98.6% of total loans outstanding. Loans originated by the Company are typically retained for investment.

     The Company's first mortgage loan originations approximated $1.4 billion in 2004; in comparison, the higher originations of $2.2 billion in 2003 and $1.8 billion in 2002 were the result of high refinancing activity due to low market rates on loans. In 2001, the Company began to allow borrowers with loans originated by the Bank to modify rates to retain customers during the period of high refinancing. Modifications over the last three years aggregated $2.5 billion, of which $1.5 billion occurred during 2003.

     ARM loans offered by the Company include loans with initial repricing terms of three, five or ten years with a 30-year or 40-year repayment period. After the initial repricing period, ARM loans convert to a one-year repricing schedule for the balance of the mortgage term. ARM loans are indexed to the one year U.S. Treasury ("Constant Maturity") and have annual and lifetime caps of 2% and 5%, respectively. Fixed rate loans originated by the Company have terms ranging from 10 through 40 years. The Company typically requires a loan-to-value ("LTV") ratio of 80.0% or less for 1-4 family loans, but will lend up to a 95.0% LTV ratio with private mortgage insurance ("PMI").

     The Company will originate loans with limited documentation or no income or asset verification at the request of the borrower, but such loans are offered at a higher interest rate and require a lower LTV ratio compared to full documentation loans. Hudson City Bancorp maintains an internal loans-to-one borrower limit of $3.0 million, which is well below the regulatory limit. At December 31, 2004, the Company's largest lending relationship consisted of a single-family mortgage loan with an outstanding balance of $2.9 million and the loan was performing in accordance with its terms.

RP(R) Financial, LC.
Page 1.15


     Retail loan production by the Company is supplemented with purchases of residential mortgage loans, which are generally secured by properties located in selected markets outside the state of New Jersey. The Company has established a niche in the market in purchasing jumbo residential mortgages through its wholesale loan program. In addition to supplementing retail loan production, the wholesale loan program is viewed as a credit risk management strategy as it provides geographic diversification of the loan portfolio and, thereby, reduces exposure to potential regional economic downturns. The purchased loans also have relatively low overhead costs, as the Company does not service the purchased loans. The Company enters into purchase agreements with each seller, which sets forth the parameters for the type of loans that can be included in each package. Loans purchased by the Company consist primarily of jumbo loans, which generally conform to the Company's standard underwriting guidelines. In 2003 and 2004, wholesale loan purchases exceeded the Company's retail lending volume.

     Consumer loans are largely comprised of second mortgage loans and home equity loans. Second mortgages are offered as fixed rate loans for terms of up to 20 years and the properties must be owner-occupied. The Company will lend up to a maximum LTV ratio of 80.0% of the combined balance of the first and second mortgages, up to a maximum loan amount of $200,000. Second mortgages offered to low-and moderate-income individuals, or in low- and moderate-income census tracts, may be extended up to a maximum LTV ratio of 90.0%. Home equity lines of credit are tied to the Prime rate as published in The Wall Street Journal and the Company will lend up to maximum LTV ratio of 80.0% with a maximum of $200,000. Home equity lines of credit are offered with repayment periods of up to 20 years. The Company also offers passbook loans, automobile loans, personal loans and overdraft-protection credit lines, which in total constitute a very small portion of the consumer loan portfolio balance. As of December 31, 2004, the Company's consumer loan portfolio totaled $157.3 million, equal to 1.4% of total loans outstanding. Of the consumer loans outstanding at December 31, 2004, $127.7 million were second mortgage loans and $28.9 million were home equity lines of credit.

     The Company has not originated commercial real estate or multi-family loans for over twenty years. The nominal balance of commercial real estate and multi-family loans held by the Company are participation interests acquired through community-based organizations, which totaled $3.0 million at December 31, 2004.

RP(R) Financial, LC.
Page 1.16


     Exhibit I-12 provides a summary of the Company's lending activities over the past three years. Originations and purchases of 1-4 family first mortgage loans dominated the Company's lending activities during the past three years and provided for significant growth of the loan portfolio. For the three year period ended December 31, 2004, the Company originated $5.4 billion and purchased $8.0 billion of 1-4 family first mortgage loans. Originations and purchases were highest during 2003, based on originations of $2.2 billion and purchases of $3.2 billion. While originations and purchases were lower in 2004 compared to 2003, the Company realized more significant loan growth during 2004 due to a decline in loan repayments. Consumer loan originations totaled $255.4 million during the three year period, which accounted for approximately 4.5% of the Company's retail loan production. Loan growth was enhanced by the Company's philosophy of retaining all originations for investment.

     Loans are generally purchased with limited recourse to the seller/servicer so that the Company can have the opportunity to review the documentation on such loans. The average size of 1-4 family loans purchased during 2004 was $476,000, in comparison to the average size of originated loans of $320,000. The overall average size of first mortgage loans in portfolio at December 31, 2004 was approximately $290,000. Approximately 58% of the loan portfolio is secured by real estate located in New Jersey. Mortgage loans in the following states represent 4% to 7% of the total mortgage loan portfolio: Virginia, New York, Illinois, Massachusetts and Maryland. The remainder of the loan portfolio is in 31 states.

Asset Quality

     Historically, the Company's credit quality measures have implied very limited credit risk exposure, given the focus on 1-4 family permanent mortgage loans. Over the past five years, Hudson City Bancorp's balance of non-performing assets ranged from a high of 0.15% of assets at year end 2002 to a low of 0.11% of assets at year end 2004. The decline in the non-performing assets ratio was realized through non-performing loans increasing at a slower rate than the Company's asset growth rate. While trends in the Company's credit quality measures have been favorable, the credit risk associated with the loan portfolio may be considered higher than implied by the current level of non-performing loans. Most notably, most of the Company's loan portfolio consists of loans that have been originated or purchased in recent years and,

RP(R) Financial, LC.
Page 1.17


therefore, a large portion of the loan portfolio consists of relatively unseasoned loans, particularly with respect to the out-of-state purchased loans. As shown in Exhibit I-13, the Company's balance of non-performing assets at December 31, 2004 consisted of $6.1 million of non-accruing loans, $15.6 million of accruing loans past due 90 days or more and $0.9 million of foreclosed real estate.

     To track the Company's asset quality and the adequacy of valuation allowances, Hudson City Bancorp has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed monthly by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover potential losses in classified and non-classified assets. As of December 31, 2004, the Company maintained valuation allowances of $27.3 million, equal to 0.24% of net loans receivable and 126.4% of non-accruing loans and accruing loans which are past due 90 days or more.

Investment Activities

     As of December 31, 2004, the Company's investment securities had a carrying value of $2.9 billion and mortgage-backed securities had a carrying value of $5.4 billion, for a combined total of $8.3 billion. The investment securities portfolio included $1.3 billion, or 45.6%, designated as held to maturity and $1.6 billion, or 54.4%, designated as available for sale. The MBS portfolio included $3.8 billion, or $69.9%, designated as held to maturity and $1.6 billion, or 30.1%, designated available for sale. Overall, the fair value of the investment securities and the MBS was at a slight discount to the carrying value. Over 91% of the investment securities and MBS had contractual maturities of more than five years, which contributed to the weighted average yield of 4.69%. During 2004, the Company purchased $2.1 billion of investment securities and $2.2 billion of MBS.

Funding Composition and Strategy

     Deposits have consistently accounted for the largest portion of the Company's interest-bearing liabilities and, at December 31, 2004, deposits equaled 61.6% of Hudson City Bancorp's

RP(R) Financial, LC.
Page 1.18


interest-bearing funding composition. Exhibit I-14 sets forth the Company's deposit composition for the past three years and Exhibit I-15 provides the interest rate and maturity composition of the certificates of deposit ("CD") portfolio at December 31, 2004. Transaction and savings deposits account for the largest portion of the Company's deposit base and equaled $6.2 billion, or 54.1% of total deposits at December 31, 2004. The concentration of transaction and savings account deposits comprising total deposits has increased over the past three years, largely as the result of growth of interest-bearing demand accounts and, in particular, the growth that has been realized in High Value Checking accounts. The increase in the ratio of transaction and savings accounts comprising total deposits has also resulted from a decline in time deposits over the past three years, reflecting increased depositor preference in general to hold funds in more liquid transaction and savings accounts as market interest rates declined. Overall, transaction and savings account deposits increased from 32.3% of total deposits at year end 2002 to 54.1% of total deposits at year end 2004, with interest-bearing demand account deposits increasing to $4.3 billion over that three year period, the majority of which was comprised of High Value Checking.

     Time deposits comprise the balance of the Company's deposit composition, with the current composition of time deposits reflecting a higher concentration of short-term deposits (maturities of one year or less). As of December 31, 2004, time deposits equaled $5.3 billion, or 45.9% of total deposits. Approximately 70.3% of the time deposits were scheduled to mature in one year or less. Jumbo CDs (balances of $100,000 or more) equaled $886.1 million, or 16.8% of total CDs. The Company does not hold any brokered CDs.

     As of December 31, 2004, the weighted average rate on deposits was 2.11%, reflecting the weighted average rate on savings and transaction accounts of 1.94% and on time deposits of 2.32%. After declining to an end of year low of 1.88% at December 31, 2003, the weighted average rate on total deposits has since increased 23 basis points by December 31, 2004.

     Borrowings serve as an alternative funding source for the Company to facilitate management of liquidity and funding costs. The Company's borrowings consist of reverse repurchase agreements obtained from the FHLB and other brokers and FHLB advances. Borrowings held by the Company at December 31, 2004 consisted of $5.3 billion of reverse repurchase agreements and $1.9 billion of FHLB advances. Substantially all of the Company's

RP(R) Financial, LC.
Page 1.19


borrowed funds are callable at the discretion of the issuer. The call features are generally quarterly, after an initial non-call period of three months to five years. The weighed average interest rate on these borrowings was 3.51%.
Exhibit I-15 provides further detail of Hudson City Bancorp's borrowing activities during the past three years.

     It is anticipated that the Company's post-conversion growth will in part be funded by borrowed funds for purposes of interest rate risk management and to facilitate leveraging of capital. The Company intends to continue to use reverse repurchase agreements and FHLB advances as the primary sources for borrowings, with such borrowings having maturities out to ten years and initial non-call periods of three to five years.

Subsidiaries

     Hudson City Bancorp's only subsidiary is Hudson City Savings. Hudson City Savings has two wholly-owned and consolidated subsidiaries: HudsonCiti Service Corporation and HC Value Broker Services, Inc. HudsonCiti Service Corporation, which qualifies as a New Jersey investment company, has one wholly-owned and consolidated subsidiary: Hudson City Preferred Funding Corp. Hudson City Preferred Funding qualifies as a real estate investment trust pursuant to the Internal Revenue Code of 1986, as amended, and had $6.0 billion of mortgage loans outstanding at December 31, 2004. The primary activity of HC Value Broker Services, Inc. is the referral of insurance applications for Savings Bank Life Insurance; these operations commenced in the third quarter of 2004.

Legal Proceedings

     Hudson City Bancorp is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition and results of operation of the Company.

RP(R) Financial, LC.
Page 2.1


                                 II. MARKET AREA

Introduction

     As of December 31, 2004, Hudson City Bancorp conducted operations through the executive office in Paramus, New Jersey, a data processing center located in Glen Rock, New Jersey, 84 branch offices located in 15 New Jersey counties and one branch office located in Suffolk County, New York. The Company's branch network serves three primary markets: northern New Jersey, the New Jersey shore and southwestern New Jersey in the suburbs of Philadelphia. Overall, the counties in which the Company operates encompasses 80% of the entire population of New Jersey.

     The Company's market area is largely suburban and urban in nature as implied by the relatively high population density of the counties where the Company's branches are maintained. The northern New Jersey market (including Bergen, Essex, Hudson, Middlesex, Morris, Passaic, Union and Warren Counties) represents the greatest concentration of population, deposits and income in the state of New Jersey. For example, these counties combined represent more than half of the entire New Jersey population and a similar percentage of New Jersey households. The northern New Jersey market also represents the greatest concentration of Hudson City Bancorp's retail operations. The New Jersey shore market is also densely populated and includes the counties of Atlantic, Monmouth and Ocean. The southwestern New Jersey market consists of suburban markets located nearby to the Philadelphia metropolitan area and includes the counties of Burlington, Camden and Gloucester. The Suffolk County branch is located in Southold, New York, on Long Island, and is currently the only branch location that is not located in the state of New Jersey. Pursuant to the Company's business plan, expansion of the branch network will continue to be pursued both within the state of New Jersey as well as into nearby markets outside of New Jersey. The Company has received regulatory approval to establish five more branches in Suffolk County, New York and to establish two branches in Richmond County, New York.

     Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Company, particularly the future

RP(R) Financial, LC.
Page 2.2


growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Company and the relative economic health of the Company's market area.

Market Area Demographics

     Overall, the markets served by the Company's branches exhibited a range of historical and projected demographic trends (see Table 2.1). With the exception of Hudson County, all of the primary market area counties experienced increases in population and households from 2000 through 2004, with the more urbanized northern New Jersey markets generally recording slower growth compared to the state and the U.S. growth rates. Ocean County's 2.1% annual population growth rate was the strongest among the primary market area counties, which has been supported by growth of retirement and resort communities along the central coastline of New Jersey. Growth in households generally paralleled the population growth rates, with Ocean County posting the highest household growth rate among the primary market area counties. Projected population and household growth rates for the primary market area counties are not expected to vary materially from recent historical trends, with the counties of Burlington, Ocean and Warren projected to continue to experience the strongest population and household growth rates over the next five years, while Hudson County is the only primary market area county that is projected to lose population and have fewer households over the next five years.

     Median household and per capita income measures for the primary market area counties indicate that Morris County is the most affluent market among the primary market area counties, while Bergen, Monmouth and Suffolk Counties also had household and per capita income measures that were well above the comparable measures for New Jersey and New York. The relative affluence of Morris County is also implied by the higher percentage of households with incomes that exceed $100,000. Household and per capita income measures for New Jersey, as well as the substantial majority of the primary market area counties, were above the comparable U.S. measures. Median household income increased in all of the primary market area counties since 2000, with Morris, Monmouth and Mercer Counties recording the strongest growth in median household income among the primary market area counties. For the 2000 to 2004

RP(R) Financial, LC.
Page 2.3


                                    Table 2.1
                            Hudson City Bancorp, Inc.
                            Summary Demographic Data

                                          Year                Annual Growth Rate
                              ---------------------------   ---------------------
                                2000      2004      2009    2000-2004   2004-2009
                              -------   -------   -------   ---------   ---------
POPULATION (000)
United States                 281,422   292,937   307,116      1.0%        0.9%
New Jersey                      8,414     8,687     9,018      0.8%        0.7%
New York                       18,976    19,234    19,530      0.3%        0.3%
Atlantic County, NJ               253       264       278      1.1%        1.0%
Bergen County, NJ                 884       900       918      0.4%        0.4%
Burlington County, NJ             423       448       477      1.4%        1.3%
Camden County, NJ                 509       514       519      0.2%        0.2%
Essex County, NJ                  794       800       807      0.2%        0.2%
Gloucester County, NJ             255       267       282      1.2%        1.1%
Hudson County, NJ                 609       608       607      0.0%       -0.1%
Mercer County, NJ                 351       365       381      1.0%        0.9%
Middlesex County, NJ              750       790       839      1.3%        1.2%
Monmouth County, NJ               615       638       666      0.9%        0.9%
Morris County, NJ                 470       484       501      0.7%        0.7%
Ocean County, NJ                  511       554       608      2.1%        1.9%
Passaic County, NJ                489       499       512      0.5%        0.5%
Union County, NJ                  523       535       549      0.6%        0.5%
Warren County, NJ                 102       110       120      1.9%        1.7%
Richmond County, NY               444       466       493      1.2%        1.1%
Suffolk County, NY              1,419     1,481     1,555      1.1%        1.0%

HOUSEHOLDS (000)
United States                 105,480   109,949   115,474      1.0%        1.0%
New Jersey                      3,065     3,169     3,295      0.8%        0.8%
New York                        7,057     7,160     7,280      0.4%        0.3%
Atlantic County, NJ                95        99       104      1.1%        1.0%
Bergen County, NJ                 331       336       343      0.4%        0.4%
Burlington County, NJ             154       165       179      1.7%        1.6%
Camden County, NJ                 186       188       191      0.3%        0.3%
Essex County, NJ                  284       286       288      0.2%        0.1%
Gloucester County, NJ              91        96       102      1.4%        1.3%
Hudson County, NJ                 231       230       229      0.0%       -0.1%
Mercer County, NJ                 126       131       136      0.9%        0.9%
Middlesex County, NJ              266       280       298      1.3%        1.2%
Monmouth County, NJ               224       234       245      1.0%        1.0%
Morris County, NJ                 170       175       182      0.8%        0.8%
Ocean County, NJ                  200       218       240      2.1%        1.9%
Passaic County, NJ                164       167       170      0.4%        0.4%
Union County, NJ                  186       189       193      0.4%        0.4%
Warren County, NJ                  39        42        46      2.0%        1.8%
Richmond County, NY               156       165       175      1.3%        1.2%
Suffolk County, NY                469       493       522      1.2%        1.1%

RP(R) Financial, LC.
Page 2.4


                              Table 2.1 (continued)
                            Hudson City Bancorp, Inc.
                            Summary Demographic Data

                                          Year                 Annual Growth Rate
                              ----------------------------   ---------------------
                                2000      2004      2009     2000-2004   2004-2009
                              -------   -------   --------   ---------   ---------
MEDIAN HOUSEHOLD INCOME ($)
United States                 $42,729   $46,475   $ 51,597      2.1%        2.1%
New Jersey                    $55,908   $61,779   $ 69,479      2.5%        2.4%
New York                      $44,138   $47,686   $ 52,974      2.0%        2.1%
Atlantic County, NJ           $44,302   $46,951   $ 50,755      1.5%        1.6%
Bergen County, NJ             $66,174   $72,986   $ 83,484      2.5%        2.7%
Burlington County, NJ         $59,542   $65,513   $ 73,427      2.4%        2.3%
Camden County, NJ             $48,365   $52,365   $ 58,165      2.0%        2.1%
Essex County, NJ              $45,337   $49,176   $ 55,665      2.1%        2.5%
Gloucester County, NJ         $55,033   $60,771   $ 68,124      2.5%        2.3%
Hudson County, NJ             $40,742   $44,855   $ 50,473      2.4%        2.4%
Mercer County, NJ             $57,485   $64,505   $ 73,398      2.9%        2.6%
Middlesex County, NJ          $62,120   $68,041   $ 76,293      2.3%        2.3%
Monmouth County, NJ           $64,875   $72,648   $ 83,902      2.9%        2.9%
Morris County, NJ             $77,714   $87,589   $100,521      3.0%        2.8%
Ocean County, NJ              $46,802   $51,459   $ 58,390      2.4%        2.6%
Passaic County, NJ            $49,343   $53,269   $ 59,050      1.9%        2.1%
Union County, NJ              $56,163   $61,727   $ 69,450      2.4%        2.4%
Warren County, NJ             $57,155   $62,858   $ 70,587      2.4%        2.3%
Richmond County, NY           $56,029   $59,898   $ 65,264      1.7%        1.7%
Suffolk County, NY            $65,827   $71,855   $ 80,406      2.2%        2.3%

PER CAPITA INCOME ($)
United States                 $21,587   $24,092   $ 27,309      2.8%        2.5%
New Jersey                    $27,006   $30,559   $ 35,032      3.1%        2.8%
New York                      $23,389   $25,833   $ 29,092      2.5%        2.4%
Atlantic County, NJ           $21,034   $22,908   $ 25,054      2.2%        1.8%
Bergen County, NJ             $33,638   $38,229   $ 43,732      3.3%        2.7%
Burlington County, NJ         $26,339   $30,273   $ 35,067      3.5%        3.0%
Camden County, NJ             $22,354   $25,109   $ 28,354      2.9%        2.5%
Essex County, NJ              $24,943   $27,501   $ 31,081      2.5%        2.5%
Gloucester County, NJ         $22,708   $26,055   $ 30,100      3.5%        2.9%
Hudson County, NJ             $21,154   $23,819   $ 27,481      3.0%        2.9%
Mercer County, NJ             $27,914   $32,029   $ 37,019      3.5%        2.9%
Middlesex County, NJ          $26,535   $29,980   $ 34,238      3.1%        2.7%
Monmouth County, NJ           $31,149   $35,976   $ 42,051      3.7%        3.2%
Morris County, NJ             $36,964   $42,776   $ 49,830      3.7%        3.1%
Ocean County, NJ              $23,054   $25,898   $ 29,733      3.0%        2.8%
Passaic County, NJ            $21,370   $23,559   $ 26,280      2.5%        2.2%
Union County, NJ              $26,992   $30,127   $ 34,155      2.8%        2.5%
Warren County, NJ             $25,729   $28,947   $ 33,298      3.0%        2.8%
Richmond County, NY           $23,905   $26,478   $ 29,506      2.6%        2.2%
Suffolk County, NY            $26,577   $30,007   $ 34,164      3.1%        2.6%

RP(R) Financial, LC.
Page 2.5


                              Table 2.1 (continued)
                            Hudson City Bancorp, Inc.
                            Summary Demographic Data

                           Less Than   $25,000 to   $50,000 to   $100,000 to
                            $25,000      49,999       $99,999      $149,999    $150,000+
                           ---------   ----------   ----------   -----------   ---------
2004 HH INCOME DIST. (%)
United States                24.7%        27.1%        30.8%        10.9%         6.5%
New Jersey                   18.6%        22.5%        32.1%        15.5%        11.4%
New York                     26.3%        24.3%        29.3%        11.5%         8.6%
Atlantic County, NJ          23.8%        28.9%        32.9%        10.0%         4.4%
Bergen County, NJ            14.0%        19.2%        31.2%        18.7%        17.0%
Burlington County, NJ        13.5%        23.4%        37.5%        16.7%         8.9%
Camden County, NJ            22.1%        25.6%        33.1%        12.3%         6.9%
Essex County, NJ             26.9%        23.2%        26.8%        12.1%        11.1%
Gloucester County, NJ        17.1%        24.3%        37.5%        15.5%         5.6%
Hudson County, NJ            28.7%        27.0%        27.3%        10.6%         6.5%
Mercer County, NJ            18.1%        21.6%        31.9%        15.7%        12.7%
Middlesex County, NJ         14.4%        21.0%        35.9%        18.2%        10.5%
Monmouth County, NJ          15.1%        19.1%        31.5%        18.6%        15.7%
Morris County, NJ             9.2%        15.9%        32.0%        21.1%        21.8%
Ocean County, NJ             22.4%        26.9%        32.8%        12.4%         5.5%
Passaic County, NJ           22.0%        24.6%        31.2%        14.1%         8.0%
Union County, NJ             18.6%        22.3%        31.7%        15.2%        12.2%
Warren County, NJ            17.1%        22.1%        37.2%        16.1%         7.4%
Richmond County, NY          19.3%        20.2%        35.0%        16.3%         9.2%
Suffolk County, NY           12.9%        17.9%        36.5%        19.3%        13.3%

Source: Claritas.

RP(R) Financial, LC.
Page 2.6


period, Atlantic County had the lowest growth rate in median household income among the primary market area counties. Household income growth rates for the primary market area counties are generally projected to increase at comparable rates over next five years as experienced during the 2000-2004 period.

     The growth potential of Hudson City Bancorp will be closely tied to the demographic trends of New Jersey (particularly northern New Jersey), all of which appear favorable relative to U.S. averages. Overall, the demographic and economic characteristics of the primary market area served are viewed as being relatively favorable for supporting future growth opportunities for the Company. Growth of the Company's retail banking market presence is expected to be enhanced through expansion of the branch network.

National Economic Factors

     The future success of the Company's operations is partially dependent upon various national and local economic trends. In assessing economic trends over the past year, economic data for January 2004 suggested that the economic recovery was gaining traction as evidenced by a strong increase in U.S. industrial production for the month of January. Factory activity continued to rise in January and non-manufacturing activity grew for a tenth consecutive month in January 2004. The U.S. unemployment rate fell to a two-year low of 5.6% in January, as the pace of job growth picked-up. However, consumer confidence slipped in February 2004, as hiring activity continued to lag the pace of the economic expansion. Employment data for February showed that jobs were added but well below expectations and the unemployment rate was unchanged at 5.6%. A stronger than expected increase in U.S. industrial production in February and initial jobless claims falling to their lowest level in three years in mid-March provided further indications that the U.S. economy was improving. Housing starts slowed in February for a second straight month, but demand for new homes remained strong. The March 2004 unemployment rate edged up to 5.7%, although job growth for the month was the strongest in four years and for the first time in 44 months there was no decline in manufacturing jobs. March economic data also showed manufacturing activity accelerating, a strong increase in retail sales, a surge in housing starts and new home sales, and a strong increase in durable-goods orders.

RP(R) Financial, LC.
Page 2.7


     The economy in general showed signs of accelerating going into the second quarter of 2004, even though first quarter GDP growth increased at a slower than expected 3.9% annual rate. Job growth in April exceeded expectations, as the economy created 288,000 new jobs and the national unemployment rate fell to 5.6% in April. Some other economic data for April was not as strong, as higher interest rates slowed new housing starts and sales of new homes. Orders for durable goods also fell in April, while fears of higher interest rates fueled a strong increase in home resales during April. Job growth remained strong in May, including in the manufacturing sector. An additional 248,000 jobs were created in May, bringing the three month total of jobs added to almost one million - the biggest three month increase since 2000. The May unemployment rate remained at 5.6%, as more people entered the labor market looking for work. Despite higher mortgage rates, sales of new and existing homes surged to record highs in May. Consumer spending rose 1.0% in May, which was the largest increase since October 2001. However, orders for durable goods posted an unexpected decline in May, resulting in the first back-to-back month drops in durable goods orders since the end of 2002. The economy showed additional signs of slowing at the end of the second quarter of 2004, as higher energy prices reduced consumer spending. Retail sales, industrial production and housing starts all fell in June. Job growth was also less than anticipated in June and the unemployment rate remained unchanged at 5.6% for the third straight month. The index of leading indicators fell in June for the first time in over a year and second quarter GDP declined to a 3.0% annual growth rate.

     Surging oil prices continued to hamper the U.S. economy at the beginning of the third quarter, as employers added just 32,000 jobs in July. Despite modest job growth, the July unemployment rate dropped to 5.5%. A decline in July new home sales and only a modest gain in July durable goods orders further suggested that the economy had hit a soft patch. Employment data showed a strengthening jobs market for August, as the 5.4% unemployment rate reported for August was its lowest level since October 2001. Comparatively, other economic data for August generally showed the pace of economic activity continued to decelerate, which included a decline in retail sales and the third straight monthly drop in the index of leading indicators. However, new home sales bounced back in August, rising 9.4% from July. Third quarter GDP rose at a slower than expected 3.7% annual rate, while lower

RP(R) Financial, LC.
Page 2.8


interest rates supported a 3.5% increase in new home sales for September. Job growth was less than anticipated in September, although the unemployment rate remained unchanged at 5.4%.

     High oil prices remained as a damper on the economy at the beginning of the fourth quarter, as U.S. manufacturing activity fell to a thirteen month low in October 2004. Consumer confidence also fell in October reflecting concerns over sluggish job growth. However, job growth was strong in October as 337,000 jobs were added, although the national unemployment rate for October ticked up to 5.5% as more people started to look for jobs. Helped by the strong job growth and lower oil prices, consumer confidence rose in November. Notwithstanding the employment gains, the leading economic indicators fell for a fifth straight month in October. Low mortgage rates continued to support strong home sales for October. U.S. job growth for November slowed sharply, although the U.S. unemployment rate for November declined to 5.4%. Economic data at the close of the year generally reflected signs of an improving economy, which included a jump in durable-goods orders in November, the largest increase in December retail sales in five year, December consumer confidence increasing to its best level since the summer and solid job growth in December with the December national unemployment holding steady at 5.4%. Housing starts were also up strongly in December and the leading economic indicators rose in December for the second straight month. However, fourth quarter GDP growth was slower than expected, increasing at a 3.1% annual rate for the quarter.

     Economic data for the beginning of the first quarter of 2005 was mixed. The manufacturing sector continued to expand in January 2005 and retail sales continued to contribute to the economy in January. While the January 2005 unemployment rate declined to 5.2%, its lowest rate since 2001, its was mostly attributable to a decline in the number of people looking for jobs as job growth fell below expectations in January. After gaining 0.3% in December, the Index of Leading Economic Indicators slipped 0.3% in January.

     In terms of interest rate trends over the past year, Treasury bonds rallied at the beginning of 2004 on news of a weaker than expected December employment report, which showed job creation far below forecasted levels. In late-January, the Federal Reserve concluded to leave short-term interest rates unchanged at a 45-year low of 1.00%, but dropped its commitment to keep rates low for a considerable period of time. The change in the Federal Reserve's wording pushed Treasury yields higher at the end of January and into early-February. Following the

RP(R) Financial, LC.
Page 2.9


spike-up in bond yields, interest rates eased lower into mid-February as January employment data showed that job growth remained less than robust. Interest rates stabilized during the second half of February, with the yield on the 10-year Treasury note edging below 4.0% at the end of the month. A weaker than expected employment report for February sparked a rally in Treasury bonds in early-March, as the lack of meaningful job growth raised expectations that the Federal Reserve would not increase rates anytime soon. The Federal Reserve left rates unchanged at its mid-March meeting, indicating that it could be patient about increasing rates because of low inflation, unused factory capacity and limited job growth. Treasury yields dropped to an eight month low following the Federal Reserve meeting and then eased higher through the end of March on indications that the economy was getting stronger.

     The upward trend in interest rates continued into the beginning of the second quarter of 2004, as strong economic data increased expectations that the Federal Reserve would increase interest rates. Bond yields were also pushed higher by signs of inflation coming back into the economy, as the consumer price index for March rose 0.5%. March economic data that showed a strengthening economy pressured bond yields higher through the end of April. Robust job growth in April, combined with rising oil prices, sharpened the sell-off in long-term Treasuries during the first half of May, reflecting increased expectations that the Federal Reserve would raise interest rates soon. Treasury yields eased lower during mid-May, as investors shifted money to the relative safety of bonds in reaction to India's election results and the assassination of the head of the Iraqi Governing Council. Strong job growth reflected in the May employment data and growing inflation concerns reversed the downward trend in bond yields during the first half of June, with the yield on the 10-year U.S. Treasury note hitting a two year high in mid-June. Bond yields stabilized ahead of the Federal Reserve meeting at the end of June, as only a moderate increase in core consumer prices during May served to subdue concerns of a sharp rise in inflation. The Federal Reserve's decision to raise its short-term rate from 1.00% to 1.25% provided a boost to bond prices at the close of the second quarter, as the Federal Reserve indicated that it would continue to raise the Federal Funds rate a quarter-point at a time.

     Signs of slower economic growth and a smaller than expected increase in June consumer prices served to stabilize interest rates through most of July 2004. Bond yields declined during the first half of August, as higher oil prices slowed the pace of economic expansion. The Federal

RP(R) Financial, LC.
Page 2.10


Reserve raised short-term rates a quarter-point to 1.50% in August and signaled that more increases were in store for 2004, based on expectations that the slowdown in the economy would only be temporary. Interest rates stabilized from mid-August through mid-September, while higher oil prices and only a modest increase in August consumer prices contributed to a rally in bond prices in mid-September. The bond market reacted favorably to the Federal Reserve's decision to raise the target rate to 1.75% at its September meeting, with the yield on the ten-year U.S. Treasury note edging below 4.0% in late-September. Treasury prices declined slightly at the close of the third quarter, which was largely attributed to profit taking and stronger than expected GDP growth reported for the second quarter.

     Weaker than expected employment data for September and higher oil prices pushed bond yields lower at the start of the fourth quarter, with the yield on the ten-year U.S. Treasury note edging back below 4.0% in late-October. Treasury yields increased during early-November, on news of stronger than expected job growth for October and a decline in oil prices to a three week low. The Federal Reserve raised the Federal Funds rate a quarter-point to 2.00% as expected at its November meeting, which combined with mixed economic data served to stabilize long term bond yields in mid-November. Lower oil prices and concern about the weak dollar pushed bonds prices lower in late-November. In early-December, bonds rallied on the weaker than expected employment data for November. The positive trend in U.S. Treasuries continued through mid-December, as the Federal Reserve raised its key interest rate target by a quarter point to 2.25% and indicated that it would continue to raise interest rates at a measured pace based on expectations of moderate economic growth and well contained inflation. Treasury yields moved higher at the close of 2004 on news of a surge in consumer confidence during December.

     U.S. Treasury yields increased sharply at beginning of 2005 on signs that economic growth was picking up momentum and indications from the Federal Reserve that it was likely to keep raising rates because of wariness about inflation. Despite the generally favorable economic data, Treasury yields eased lower during mid- and late-January as investors dumped stocks in favor of bonds. The Federal Reserve raised its target interest by another quarter point in early-February and signaled no change in its plan for more increases. The as expected rate increase and January employment data showing lower than expected job growth sparked a rally in long-

RP(R) Financial, LC.
Page 2.11


term Treasury bonds, with the yield on the ten-year Treasury falling below 4% in early-February. Bond yields moved higher in mid-February on inflation concerns and indications of higher interest rates from the Federal Reserve. As of February 16, 2005, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 3.06% and 4.16%, respectively, versus comparable year ago yields of 1.11% and 4.04%.

     Based on the consensus outlook of 56 economists surveyed by The Wall Street Journal, the U.S. economy for 2005 will see GDP growth of about 3.6%, subdued inflation and only slight rises in interest rates. The consensus calls for the Federal Reserve's short-term target interest rate to rise to 3% by June and to 3.5% by December. The economists expected the yield on 10-year U.S. Treasury notes to rise to more than 5% by year end 2005. Exhibit II-1 provides historical interest rate trends from 1995 through February 16, 2005.

Regional Economy

     The primary market area economy is relatively broad based and due to its overall geographic size, in general, is largely reflective of the New Jersey state economy. Consistent with the U.S. employment data, service jobs represent the largest employment sector in New Jersey and the service sector has added the most jobs over the past five years. As shown in Table 2.2, wholesale/retail trade, government and manufacturing comprised the other major employment sectors in New Jersey. From 1998 through 2002, the state of New Jersey added jobs during each year with the strongest job growth experienced in 2000. Comparatively, seven of the primary market area counties experienced a contraction of jobs in either 2001 or 2002, reflecting the impact of the national recession in those markets. Jobs losses were primarily experienced in the northern New Jersey markets, while job growth has been the strongest in some of the New Jersey shore and southwestern markets. Suffolk County and Richmond County also sustained job growth during each year from 1998 through 2002. In line with national and state trends, service jobs have generally been the primary source of job growth in the primary market area counties.

RP(R) Financial, LC.
Page 2.12


                                    Table 2.2
                        New Jersey Employment Sectors(1)

Employment Sectors                   % of Labor Force
------------------                   ----------------
Services                                   40.5%
Government                                 12.8
Wholesale/Retail Trade                     16.4
Finance, insurance and real estate          9.9
Manufacturing                               7.9
Construction                                4.8
Transportation and warehousing              4.2
Information                                 2.6
Other                                       0.9
                                          -----
                                          100.0%

(1)  As of 2002.

Source: Regional Economic Information System Bureau of Economic Analysis.

     Recent unemployment data for the market area is shown in Table 2.3. The data indicates that the December 2004 unemployment rate of 3.9% for New Jersey was below the comparable U.S. unemployment rate of 5.1%. Unemployment rates for both the state of New Jersey and the U.S. were lower in December 2004 compared to December 2003. December 2004 unemployment rates for the primary market area counties ranged from a low of 2.7% in Morris County to a high of 5.1% in Atlantic County. The December 2004 unemployment rates for the primary market area counties showed an equal distribution between counties with higher and lower unemployment rates in comparison to the New Jersey unemployment rate. Suffolk County and Richmond County also had December 2004 unemployment rates that were lower than the comparable New York unemployment rate. Consistent with trends in the national and state unemployment rates, all of the primary market area counties reflected lower unemployment rates for December 2004 compared to the year ago period.

RP(R) Financial, LC.
Page 2.13


                                    Table 2.3
                            Hudson City Bancorp, Inc.
                         Market Area Unemployment Trends

                      December 2003   December 2004
Region                 Unemployment    Unemployment
-------------------   -------------   -------------
United States              5.4%            5.1%
New Jersey                 5.2             3.9
New York                   6.2             5.2
Atlantic County            6.6             5.1
Bergen County              4.2             3.1
Burlington County          4.3             3.2
Camden County              5.5             4.5
Essex County               6.4             4.9
Gloucester County          5.0             4.2
Hudson County              6.9             5.0
Mercer County              4.2             3.2
Middlesex County           4.7             3.3
Monmouth County            4.6             3.4
Morris County              3.7             2.7
Ocean County               5.5             4.1
Passaic County             6.8             4.9
Union County               5.6             3.9
Warren County              4.9             3.8
Richmond County, NY        7.1             5.1
Suffolk County, NY         4.4             3.9

(1)  Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics

     The Company's retail deposit base is closely tied to the economic fortunes of the New Jersey economy and, in particular, the economies of the markets where branches are currently maintained. Table 2.4 displays deposit market trends from June 30, 2002 through June 30, 2004 for the counties where the Company maintained branches during that period as well as for Richmond and Suffolk counties in New York. Additional data is also presented for the State of New Jersey. The data indicates that deposit growth in all of the primary market area counties has been positive for the two year period covered in Table 2.4. Similar to the State of New Jersey, commercial banks maintained a larger market share of deposits than savings institutions in all but

RP(R) Financial, LC.
Page 2.14


                                    Table 2.4
                            Hudson City Bancorp, Inc.
                           Market Area Deposit Summary

                                          As of June 30,
                          ---------------------------------------------
                                   2002                    2004
                          ---------------------   ---------------------                Deposit
                                         Market                  Market     # of     Growth Rate
                            Deposits      Share     Deposits      Share   Branches    2002-2004
                          ------------   ------   ------------   ------   --------   -----------
                                      (Dollars in Thousands)                             (%)
State of New Jersey       $180,944,791   100.0%   $211,318,456   100.0%     3,859        8.1%
   Commercial Banks        132,596,380    73.3%    154,010,070    72.9%     2,887        7.8%
   Savings Institutions     48,348,411    26.7%     57,308,386    27.1%       972        8.9%
      Hudson City            8,552,021     4.7%     11,099,303     5.3%        84       13.9%

Atlantic County           $  3,076,973   100.0%   $  3,686,797   100.0%       105        9.5%
   Commercial Banks          2,744,775    89.2%      3,205,546    86.9%        91        8.1%
   Savings Institutions        332,198    10.8%        481,251    13.1%        14       20.4%
      Hudson City               15,834     0.5%         33,334     0.9%         1       45.1%

Bergen County             $ 27,745,978   100.0%   $ 31,819,052   100.0%       531        7.1%
   Commercial Banks         17,886,667    64.5%     20,080,565    63.1%       376        6.0%
   Savings Institutions      9,859,311    35.5%     11,738,487    36.9%       155        9.1%
      Hudson City            2,801,464    10.1%      3,682,622    11.6%        24       14.7%

Burlington County         $  5,029,479   100.0%   $  5,995,487   100.0%       192        9.2%
   Commercial Banks          3,651,721    72.6%      4,215,524    70.3%       127        7.4%
   Savings Institutions      1,377,758    27.4%      1,779,963    29.7%        65       13.7%
      Hudson City               77,949     1.5%         93,490     1.6%         1        9.5%

Camden County             $  6,746,344   100.0%   $  7,950,817   100.0%       191        8.6%
   Commercial Banks          5,775,026    85.6%      6,702,849    84.3%       169        7.7%
   Savings Institutions        971,318    14.4%      1,247,968    15.7%        22       13.3%
      Hudson City              350,303     5.2%        436,927     5.5%         3       11.7%

Essex County              $ 12,688,146   100.0%   $ 14,805,538   100.0%       301        8.0%
   Commercial Banks          8,052,119    63.5%      9,021,599    60.9%       212        5.8%
   Savings Institutions      4,636,027    36.5%      5,783,939    39.1%        89       11.7%
      Hudson City              770,233     6.1%        980,063     6.6%        10       12.8%

Gloucester County         $  2,933,134   100.0%   $  3,438,485   100.0%       100        8.3%
   Commercial Banks          2,346,718    80.0%      2,809,963    81.7%        83        9.4%
   Savings Institutions        586,416    20.0%        628,522    18.3%        17        3.5%
      Hudson City               60,134     2.1%         70,585     2.1%         1        8.3%

Hudson County             $ 21,368,303   100.0%   $ 28,482,463   100.0%       194       15.5%
   Commercial Banks         17,569,021    82.2%     24,573,230    86.3%       126       18.3%
   Savings Institutions      3,799,282    17.8%      3,909,233    13.7%        68        1.4%
      Hudson City              849,512     4.0%        922,382     3.2%         8        4.2%

Mercer County             $  7,350,090   100.0%   $  8,819,989   100.0%       174        9.5%
   Commercial Banks          5,530,254    75.2%      6,494,351    73.6%       132        8.4%
   Savings Institutions      1,819,836    24.8%      2,325,638    26.4%        42       13.0%
      Hudson City                   --     0.0%          5,590     0.1%         2        N.M.

Middlesex County          $ 26,571,411   100.0%   $ 27,172,477   100.0%       290        1.1%
   Commercial Banks         22,095,571    83.2%     22,093,412    81.3%       208        0.0%
   Savings Institutions      4,475,840    16.8%      5,079,065    18.7%        82        6.5%
      Hudson City              142,948     0.5%        211,986     0.8%         1       21.8%

Monmouth County           $ 11,276,058   100.0%   $ 13,523,539   100.0%       316        9.5%
   Commercial Banks          7,051,527    62.5%      8,495,350    62.8%       237        9.8%
   Savings Institutions      4,224,531    37.5%      5,028,189    37.2%        79        9.1%
      Hudson City              438,387     3.9%        706,727     5.2%         4       27.0%

Morris County             $  9,788,315   100.0%   $ 11,914,352   100.0%       264       10.3%
   Commercial Banks          7,518,426    76.8%      9,023,763    75.7%       215        9.6%
   Savings Institutions      2,269,889    23.2%      2,890,589    24.3%        49       12.8%
      Hudson City              955,105     9.8%      1,312,514    11.0%         9       17.2%

RP(R) Financial, LC.
Page 2.15


                              Table 2.4 (continued)
                            Hudson City Bancorp, Inc.
                           Market Area Deposit Summary

                                         As of June 30,
                          -------------------------------------------
                                  2002                   2004
                          --------------------   --------------------                Deposit
                                        Market                 Market     # of     Growth Rate
                            Deposits     Share     Deposits     Share   Branches    2002-2004
                          -----------   ------   -----------   ------   --------   -----------
                                     (Dollars in Thousands)                            (%)
Ocean County              $ 9,613,336   100.0%   $10,722,437   100.0%      246         5.6%
   Commercial Banks         4,896,950    50.9%     5,326,596    49.7%      155         4.3%
   Savings Institutions     4,716,386    49.1%     5,395,841    50.3%       91         7.0%
      Hudson City           1,158,516    12.1%     1,469,578    13.7%       12        12.6%

Passaic County            $ 7,955,047   100.0%   $ 8,872,186   100.0%      180         5.6%
   Commercial Banks         6,261,033    78.7%     6,803,121    76.7%      150         4.2%
   Savings Institutions     1,694,014    21.3%     2,069,065    23.3%       30        10.5%
      Hudson City             504,155     6.3%       636,496     7.2%        3        12.4%

Union County              $13,277,160   100.0%   $15,083,629   100.0%      250         6.6%
   Commercial Banks         8,819,081    66.4%    10,028,481    66.5%      169         6.6%
   Savings Institutions     4,458,079    33.6%     5,055,148    33.5%       81         6.5%
      Hudson City             292,789     2.2%       354,782     2.4%        3        10.1%

Warren County             $ 1,600,146   100.0%   $ 1,783,411   100.0%       46         5.6%
   Commercial Banks         1,408,068    88.0%     1,534,331    86.0%       42         4.4%
   Savings Institutions       192,078    12.0%       249,080    14.0%        4        13.9%
      Hudson City             134,692     8.4%       182,227    10.2%        2        16.3%

Richmond County, NY       $ 7,305,156   100.0%   $ 7,885,941   100.0%       93         3.9%
   Commercial Banks         1,944,977    26.6%     2,519,665    32.0%       30        13.8%
   Savings Institutions     5,360,179    73.4%     5,366,276    68.0%       63         0.1%

Suffolk County, NY        $24,735,051   100.0%   $29,122,300   100.0%      490         8.5%
   Commercial Banks        18,734,767    75.7%    21,926,461    75.3%      385         8.2%
   Savings Institutions     6,000,284    24.3%     7,195,839    24.7%      105         9.5%

Source: SNL Financial

RP(R) Financial, LC.
Page 2.16


one of the primary market area counties. Savings institutions maintained a slightly larger market share of deposits in Ocean County.

     Hudson City Bancorp's largest holding of deposits was in Bergen County, where the Company's $3.7 billion of deposits represented an 11.6% market share of Bergen County's bank and thrift deposits at June 30, 2004. Bergen County was also where the Company had its largest branch presence, with 24 branches including the main office. The Company's second largest holding of deposits and largest market share of bank and thrift deposits was in Ocean County, with $1.5 billion of deposits constituting a 13.7% market share of Ocean County's bank and thrift deposits at June 30, 2004. Deposit growth was recorded by the Company in all primary market area counties during the two year period covered in Table 2.4 and in the large majority of the markets the Company gained deposit market share. From June 30, 2002 to June 30, 2004, the only counties where the Company's deposit market share did not increase were Gloucester and Hudson.

Competition

     The Company faces notable competition in both deposit gathering and lending activities, as indicated by the high concentration of commercial banks and thrifts that maintain a branch presence in New Jersey. Securities firms, credit unions and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as Hudson City Bancorp. With regard to lending competition, the Company encounters the most significant competition from the same institutions providing deposit services. In addition, the Company competes with mortgage companies, independent mortgage brokers, and finance companies in originating mortgage loans. Exhibit II-2 ranks the banks and savings institutions that maintain a branch presence in the Company's primary market area counties, based on deposit market share. As of June 30, 2004, the Company maintained the second largest share of bank and thrift deposits in Bergen County and maintained the largest market share of thrift deposits in Berger County, Camden County, Morris County, Ocean County, Passaic County and Warren County.

RP(R) Financial, LC.
Page 3.1


                            III. PEER GROUP ANALYSIS

     This chapter presents an analysis of Hudson City Bancorp's operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Hudson City Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Hudson City Bancorp, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

     The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded thrifts whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

     Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based thrifts with comparable resources, strategies and financial characteristics. Currently, there are approximately 185 publicly-traded thrifts nationally and, thus, it is typically the case that the best fit Peer Group

RP(R) Financial, LC.
Page 3.2


will be comprised of thrifts with relatively comparable characteristics, but there will likely be some differences. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Hudson City Bancorp will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. As a result, publicly-traded mutual holding companies must be excluded from consideration. Areas of emphasis in the selection of the Peer Group companies included the Company's traditional thrift strategy (particularly the high emphasis of 1-4 family lending for portfolio) and the very limited diversification of operations resulting in low levels of non-interest operating income and operating expenses. Other areas considered in selecting the Peer Group were the characteristics of the markets served by the Company (largely densely populated suburban and urban markets), the Company's relatively large asset size, and the significant offering size and resulting market capitalization.

     Accordingly, for the selection of the Company's Peer Group, we considered publicly-traded thrifts with assets of at least $1 billion, market capitalization of at least $75 million, operating strategies that emphasized 1-4 family lending funded primary by retail deposits, market areas that are highly competitive and densely populated, and strong financial characteristics. In view of the Company's almost exclusive focus on 1-4 family permanent residential lending, we set a minimum Peer Group threshold of 1-4 family loans to total loans of 45%. While we had a preference for regionally-based thrifts, we considered thrifts in other markets with a 1-4 family lending emphasis over in-market thrifts which were more diversified lenders; this consideration was further justified by the Company's active purchasing of 1-4 family loans nationwide. In this regard, we did not include regionally-based New York Community Bancorp, Independence Community Bank Corp or Dime Community Bancshares due to their emphasis in multifamily and other types of lending. We did not include regional thrifts who recently completed mergers or had significant pending mergers, given the distortion in the financial statements from the impact of purchase accounting and merger adjustments and the limited time to realize merger synergies; thrifts excluded for this reason included Sovereign Bancorp in Philadelphia (but they were also a highly diversified lender) and Provident Financial Services, who completed the acquisition of $2.2 billion First Sentinel Bancorp in July 2004.

RP(R) Financial, LC.
Page 3.3


Although not primary selection criteria, we also considered the institutional ownership characteristics and growth trends in selecting a Peer Group. In deriving the Peer Group, RP Financial sought to identify companies that were viewed to be most consistent throughout the spectrum of the above selection criteria.

     The resulting Peer Group consists of 12 companies:

          -    Astoria Financial Corporation of New York;

          -    Bank United Financial Corporation of Florida;

          -    Downey Financial Corp. of California;

          -    FirstFed Financial Corp. of California;

          -    Golden West Financial Corporation of California;

          -    MAF Bancorp, Inc. of Illinois;

          -    OceanFirst Financial Corp. of New Jersey;

          -    PennFed Financial Services, Inc. of New Jersey;

          -    PFF Bancorp, Inc. of California;

          -    Provident Financial Holdings, Inc. of California;

          -    Washington Federal, Inc. of Washington; and

          -    Washington Mutual, Inc. of Washington.

     Exhibit III-2 provides financial, public market pricing characteristics of all publicly-traded thrifts based in New Jersey and the listing of public thrifts in full stock form with assets over $1 billion.

     Table 3.1 shows the general characteristics of each of the 12 Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Hudson City Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments to account for key differences. The following sections present a comparison of Hudson City Bancorp's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

RP(R) Financial, LC.
Page 3.4


                                    TABLE 3.1
                      PEER GROUP OF PUBLICLY-TRADED THRIFTS

                                                                                                     Total
                                                                                                    Assets          IPO
Ticker             Company Name                     City        State   Exchange      Region        ($000)         Date
------   --------------------------------     ---------------   -----   --------   -----------   ------------   ----------
HCBK     Hudson City Bancorp, Inc.            Paramus             NJ     NASDAQ    MidAtlantic   $ 20,145,981   07/13/1999

AF       Astoria Financial Corporation        Lake Success        NY      NYSE     MidAtlantic   $ 23,415,869   11/18/1993
BKUNA    BankUnited Financial Corporation     Coral Gables        FL     NASDAQ         SE       $  8,914,672   12/11/1985
DSL      Downey Financial Corp.               Newport Beach       CA      NYSE         West      $ 15,648,808   01/01/1971
FED      FirstFed Financial Corp.             Santa Monica        CA      NYSE         West      $  7,468,983   12/16/1983
GDW      Golden West Financial Corporation    Oakland             CA      NYSE         West      $106,888,541   05/29/1959
MAFB     MAF Bancorp, Inc.                    Clarendon Hills     IL     NASDAQ         MW       $  9,681,384   01/12/1990
OCFC     OceanFirst Financial Corp.           Toms River          NJ     NASDAQ    MidAtlantic   $  1,914,275   07/03/1996
PFSB     PennFed Financial Services, Inc.     West Orange         NJ     NASDAQ    MidAtlantic   $  1,979,488   07/15/1994
PFB      PFF Bancorp, Inc.                    Pomona              CA      NYSE         West      $  3,873,136   03/29/1996
PROV     Provident Financial Holdings, Inc.   Riverside           CA     NASDAQ        West      $  1,516,486   06/28/1996
WFSL     Washington Federal, Inc.             Seattle             WA     NASDAQ        West      $  7,543,302   11/17/1982
WM       Washington Mutual, Inc.              Seattle             WA      NYSE         West      $307,918,000   03/11/1983

                                Market        # of
           Fiscal    Closing     Cap.        Offices                                   States of
Ticker      Year      Price    ($Mil.)   (Full Service)                                Operation
------   ---------   -------   -------   --------------   ------------------------------------------------------------------
HCBK      December    $35.19   $ 6,551         84         NJ(84)

AF        December    $37.74   $ 2,775         86         NY(86)
BKUNA    September    $29.51   $   880         50         FL(50)
DSL       December    $62.24   $ 1,734        167         CA(164),AZ(3)
FED       December    $53.70   $   886         29         CA(29)
GDW       December    $63.50   $19,464        275         CA(122),FL(49),CO(34),TX(25),AZ(15),NJ(12),KS(8),IL(6),NV(3),NY(1)
MAFB      December    $43.91   $ 1,461         70         IL(47),WI(23)
OCFC      December    $23.72   $   309         17         NJ(17)
PFSB        June      $15.95   $   218         24         NJ(24)
PFB         March     $41.30   $   696         27         CA(27)
PROV        June      $28.08   $   197         12         CA(12)
WFSL     September    $23.73   $ 2,056        119         WA(44),OR(25),AZ(20),ID(16),UT(10),NV(2),TX(2)
WM        December    $41.55   $36,076      1,848         CA(587),TX(210),WA(196),FL(164),NY(154),IL(114),
                                                          OR(109),GA(86),NJ(55),AZ(43),UT(37),CO(35),ID(30),NV(28)

Source: SNL Financial, LC. Data as of February 16, 2005. Hudson City Bancorp,
        Inc. financials are on a reported basis.

RP(R) Financial, LC.
Page 3.5


     A summary description of the key characteristics of each of the Peer Group companies is detailed below.

          - ASTORIA FINANCIAL CORP. OF NEW YORK. Astoria Financial serves the metropolitan New York area through 86 branch offices located in the counties of Queens, Kings, Nassau, Suffolk and Westchester. Astoria Financial's lending activities extend beyond the New York metropolitan area, through a broker network in 19 states and through a third-party loan origination program in 44 states. Loans secured by 1-4 family residences and mortgage-backed securities comprised 76% of Astoria Financial's assets at December 31, 2004. At December 31, 2004, Astoria Financial had total assets of $23.4 billion, deposits of $12.3 billion and a tangible equity-to-assets ratio of 5.10%. For the 12 months ended December 31, 2004, Astoria Financial reported earnings of $219.5 million, or $3.00 per share. Astoria Financial had a market capitalization of $2.8 billion at February 16, 2005.

          - BANKUNITED FINANCIAL CORPORATION OF FLORIDA. BankUnited is headquartered in Coral Gables, Florida, and operates 50 branch offices throughout the counties of Miami-Dade, Broward, Palm Beach, Martin and Collier. BankUnited's lending activities are also primarily conducted in Florida through the branch network in combination with three loan production offices and a wholesale network of mortgage broker relationships. BankUnited also maintains two loan production offices outside of Florida in Chicago, Illinois and Fairfax, Virginia. Loans secured by 1-4 family residences and mortgage-backed securities comprised 78% of BankUnited's assets at December 31, 2004. At December 31, 2004, BankUnited had total assets of $8.9 billion, deposits of $3.7 billion and a tangible equity-to-assets ratio of 5.33%. For the 12 months ended December 31, 2004, BankUnited reported earnings of $53.2 million, or $1.67 per share. BankUnited had a market capitalization of $880 million at February 16, 2005.

          - DOWNEY FINANCIAL CORP. OF CALIFORNIA. Downy Financial is headquartered in Newport Beach, California, and serves California and Arizona through 167 branch offices with three of the branches located in Arizona. Downey Financial's lending activities are also primarily conducted in California and Arizona through the branch network in combination with loan officers who solicit loans from realtors and other business sources, wholesale loan representatives and purchases of loans from correspondent banking institutions and mortgage bankers. Loans secured by 1-4 family residences and mortgage-backed securities comprised 90% of Downey Financial's assets at December 31, 2004. At December 31, 2004, Downey Financial had total assets of $15.6 billion, deposits of $9.7 billion and a tangible equity-to-assets ratio of 6.42%. For the 12 months ended December 31, 2004, Downey Financial reported earnings of $107.7 million, or $3.85 per share. Downey Financial had a market capitalization of $1.7 billion at February 16, 2005.

          - FIRSTFED FINANCIAL CORP. OF CALIFORNIA. FirstFed is headquartered in Santa Monica, California, and operates 29 branch offices in Southern California.

RP(R) Financial, LC.
Page 3.6


               Southern California has traditionally been FirstFed's primary lending area, where the majority of residential loans are obtained from wholesale loan brokers. Residential loans are also offered through the branch network. Loans secured by 1-4 family residences and mortgage-backed securities comprised 56% of FirstFed's assets at December 31, 2004. At December 31, 2004, FirstFed had total assets of $7.5 billion, deposits of $3.8 billion and a tangible equity-to-assets ratio of 6.33%. For the 12 months ended December 31, 2004, FirstFed reported earnings of $65.8 million, or $3.85 per share. FirstFed had a market capitalization of $886 million at February 16, 2005.

          - GOLDEN WEST FINANCIAL CORP. OF CALIFORNIA. Golden West Financial is headquartered in Oakland, California, and is the second largest thrift in the nation. Golden West operates 275 branch offices in nine states and 302 loan offices in 38 states. Golden West's largest branch presence is in California followed by Florida and Colorado. Golden West also maintains 12 branch offices in New Jersey. Residential loans are primarily generated through Golden West offices that are staffed by employees who contact local real estate brokers, mortgage brokers and consumers. Loans secured by 1-4 family residences and mortgage-backed securities comprised approximately 90% of Golden West's assets at December 31, 2004. At December 31, 2004, Golden West had total assets of $106.9 billion, deposits of $53.0 billion and a tangible equity-to-assets ratio of 6.81%. For the 12 months ended December 31, 2004, Golden West reported earnings of $1.3 billion, or $4.13 per share. Golden West had a market capitalization of $19.5 billion at February 16, 2005.

          - MAF BANCORP INC. OF ILLINOIS. MAF Bancorp is headquartered in Clarendon Hills, Illinois, and operates 70 branch offices in Illinois and Wisconsin. The Illinois franchise is comprised of 47 branches in the Chicago metropolitan area. The Wisconsin franchise is comprised of 23 branches in Milwaukee and Waukesha counties and portions of Ozaukee, Washington and Walworth counties. Residential loans are primarily originated through the branch network by commissioned loan officers. Loans secured by 1-4 family residences and mortgage-backed securities comprised 65% of MAF Bancorp's assets at December 31, 2004. At December 31, 2004, MAF Bancorp had total assets of $9.7 billion, deposits of $5.9 billion and a tangible equity-to-assets ratio of 7.01%. For the 12 months ended December 31, 2004, MAF Bancorp reported earnings of $101.5 million, or $3.01 per share. MAF Bancorp had a market capitalization of $1.5 billion at February 16, 2005.

          - OCEAN FIRST FINANCIAL CORP. OF NEW JERSEY. Ocean First is headquartered in Toms River, New Jersey, and operates 17 branch offices in New Jersey, 14 are located in Ocean County, two are located on Monmouth County and one is located in Middlesex County. Residential loans are primarily originated through commissioned loan representatives and through the branch network. Ocean First's mortgage banking subsidiary, Columbia Equities, Ltd., is based in Westchester County, New York, and Columbia's loan volume is primarily derived from the tri-state area around New York City. Loans secured by 1-4 family

RP(R) Financial, LC.
Page 3.7


               residences and mortgage-backed securities comprised 72% of Ocean First's assets at December 31, 2004. At December 31, 2004, Ocean First had total assets of $1.9 billion, deposits of $1.3 billion and a tangible equity-to-assets ratio of 7.14%. For the 12 months ended December 31, 2004, Ocean First reported earnings of $17.9 million, or $1.42 per share. Ocean First had a market capitalization of $309 million at February 16, 2005.

          - PENNFED FINANCIAL SERVICES INC. OF NEW JERSEY. PennFed is headquartered in West Orange, New Jersey, and operates 24 branches in the New Jersey counties of Essex, Union, Middlesex, Monmouth and Ocean. Residential loans are primarily generated through loan originations handled by PennFed employees and are supplemented by bulk loan purchases secured by properties primarily located in selected Northeastern and Mid-Atlantic states. Loans secured by 1-4 family residences and mortgage-backed securities comprised 65% of PennFed's assets at December 31, 2004. At December 31, 2004, PennFed had total assets of $2.0 billion, deposits of $1.3 billion and a tangible equity-to-assets ratio of 6.21%. For the 12 months ended December 31, 2004, PennFed reported earnings of $13.6 million, or $0.96 per share. PennFed had a market capitalization of $218 million at February 16, 2005.

          - PFF BANCORP, INC. OF CALIFORNIA. PFF Bancorp is headquartered in Pomona, California, and operates 27 branches located throughout California. Residential loans are primarily originated through the branch network by loan representatives, a loan origination center in Rancho Cucamonga, California, a regional lending office in Sacramento, California, and approved wholesale loan brokers. PFF Bancorp also engages in the purchase of whole or participating interests in loans originated by other institutions that are primarily secured by California properties and, to a limited extent, other geographic areas throughout the country. Loans secured by 1-4 family residences and mortgage-backed securities comprised 56% of PFF Bancorp's assets at December 31, 2004. At December 31, 2004, PFF Bancorp had total assets of $3.9 billion, deposits of $2.7 billion and a tangible equity-to-assets ratio of 8.92%. For the 12 months ended December 31, 2004, PFF Bancorp reported earnings of $44.5 million, or $2.62 per share. PFF Bancorp had a market capitalization of $696 million at February 16, 2005.

          - PROVIDENT FINANCIAL HOLDINGS INC. OF CALIFORNIA. Provident Financial is headquartered in Riverside, California, and operates 12 branch offices in Riverside County and one branch office in San Bernardino County. Residential loans are generated through the mortgage banking subsidiary, Provident Bank Mortgage, which has nine loan production offices in Southern California and through a network of wholesale loan correspondents that primarily operate in Southern California. Loans secured by 1-4 family residences and mortgage-backed securities comprised 58% of Provident Financial's assets at December 31, 2004. At December 31, 2004, Provident Financial had total assets of $1.5 billion, deposits of $911.4 million and a tangible equity-to-assets ratio of 7.67%. For the 12 months ended December 31, 2004, Provident Financial reported earnings of

RP(R) Financial, LC.
Page 3.8


               $17.7 million, or $2.48 per share. Provident Financial had a market capitalization of $197 million at February 16, 2005.

          - WASHINGTON FEDERAL INC. OF WASHINGTON. Washington Federal is headquartered in Seattle, Washington, and operates 119 branch offices in Washington, Oregon, Idaho, Arizona, Utah, Nevada and Texas, plus one loan production office in Englewood, Colorado. Residential loans are primarily generated through loan originations handled by employees in markets served by Washington Federal's branch network and loan production office. From time-to-time, Washington Federal supplements its residential lending volume through loan purchases. Loans secured by 1-4 family residences and mortgage-backed securities comprised 61% of Washington Federal's assets at December 31, 2004. At December 31, 2004, Washington Federal had total assets of $7.5 billion, deposits of $4.7 billion and a tangible equity-to-assets ratio of 14.40%. For the 12 months ended December 31, 2004, Washington Federal reported earnings of $135.3 million, or $1.54 per share. Washington Federal had a market capitalization of $2.1 billion at February 16, 2005.

          - WASHINGTON MUTUAL INC. OF WASHINGTON. Washington Mutual is headquartered in Seattle, Washington and is the largest thrift in the nation. Washington Mutual operates over 1,000 retail banking stores and over 400 home loan stores in markets throughout the U.S., including New Jersey. Washington Mutual was a leading U.S. originator and servicer of mortgage loans in 2003. Residential loans are generated through multiple distribution channels, which include retail banking stores, retail home loan stores, wholesale home loan centers, correspondent lenders, telephone call centers and online banking. Loans secured by 1-4 family residences and mortgage-backed securities comprised 61% of Washington Mutual's assets at December 31, 2004. At December 31, 2004, Washington Mutual had total assets of $307.9 billion, deposits of $173.7 billion and a tangible equity-to-assets ratio of 4.92%. For the 12 months ended December 31, 2004, Washington Mutual reported earnings of $2.9 billion, or $3.26 per share. Washington Mutual had a market capitalization of $36.1 billion at February 16, 2005.

     In aggregate, the Peer Group companies maintain a lower level of capital than the industry average (7.77% of assets versus 10.48% for all public companies), generate a higher return on average assets (1.08% versus 0.77% for all public companies), and generate a higher return on average equity (13.67% versus 8.34% for all public companies). Overall, the Peer Group's average price/book ("P/B") ratio and price/earnings ("P/E") multiple were above and below the respective averages for all publicly-traded thrifts.

RP(R) Financial, LC.
Page 3.9


                                             ALL
                                       PUBLICLY-TRADED   PEER GROUP
                                       ---------------   ----------
Financial Characteristics (Averages)
Assets ($Mil)                              $ 5,116        $41,397
Market capitalization ($Mil)               $   783        $ 5,563
Equity/assets (%)                            10.48%          7.77%
Tangible equity/assets (%)                    9.65%          7.19%
Return on average assets (%)                  0.77%          1.08%
Return on average equity (%)                  8.34%         13.67%

Pricing Ratios (Averages)(1)

Price/earnings (x)                           20.89x         14.93x
Price/book (%)                              165.63%        189.01%
Price/tangible book (%)                     183.26%        205.91%
Price/assets (%)                             17.12%         14.55%

(1)  Based on market prices as of February 16, 2005.

     Ideally, the Peer Group companies would be comparable to Hudson City Bancorp in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, the companies selected for the Peer Group were relatively comparable to Hudson City Bancorp on average, and are considered to be the "best fit" Peer Group. The following comparative analysis highlights the similarities and differences relative to the Peer Group.

Financial Condition

     Table 3.2 shows comparative balance sheet measures for Hudson City Bancorp and the Peer Group, reflecting balances as of December 31, 2004 unless indicated otherwise. Hudson City Bancorp's equity-to-assets ratio of 6.96% was below the Peer Group's average equity/assets ratio of 7.77%. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 6.96% and 7.19%, respectively, as goodwill and intangibles maintained by the Peer Group equaled 0.58% of assets, and the Company has no intangible assets. The Company's pro forma equity ratios will be well above the Peer Group's ratios. The increase in Hudson City Bancorp's pro forma capital position will be favorable from an interest rate risk perspective and in terms of future earnings growth. At the same time, the Company's higher pro forma capitalization will

RP(R) Financial, LC.
Page 3.10


                                    Table 3.2
                   Balance Sheet Composition and Growth Rates
                             As of December 31, 2004

                                                          Balance Sheet Composition (% of Assets)
                                                -----------------------------------------------------------
                                                Cash &    Inv.                                        Tang.
Ticker               Company Name               Equiv.   Secs.   Loans   Deposits   Borr.   Equity   Equity
------   ------------------------------------   ------   -----   -----   --------   -----   ------   ------
                                                  (%)     (%)     (%)       (%)      (%)      (%)      (%)
HCBK     Hudson City Bancorp, Inc.               0.83%   41.92%  56.23%   56.97%    35.49%   6.96%    6.96%

All Publicly-Traded Thrifts(1)
Average                                          3.27%   23.76%  68.13%   65.83%    22.37%  10.48%    9.65%
Median                                           4.32%   20.24%  70.37%   66.72%    21.21%   9.17%    8.40%

Peer Group
Average                                          2.06%   16.00%  78.67%   57.94%    33.03%   7.77%    7.19%
Median                                           1.16%   14.64%  78.88%   60.71%    30.48%   6.85%    6.62%

Peer Group
AF       Astoria Financial Corporation           1.73%   37.90%  56.54%   52.63%    40.44%   5.85%    5.10%
BKUNA    BankUnited Financial Corporation        0.51%   26.08%  70.99%   41.81%    51.79%   5.63%    5.33%
DSL      Downey Financial Corp.                  0.77%    4.73%  92.95%   61.72%    30.40%   6.44%    6.42%
FED      FirstFed Financial Corp.                0.92%    6.57%  91.64%   50.36%    42.73%   6.39%    6.33%
GDW      Golden West Financial Corporation(2)    0.28%    4.72%  94.09%   49.55%    42.74%   6.81%    6.81%
MAFB     MAF Bancorp, Inc.                       2.55%   19.22%  71.19%   61.31%    26.86%  10.06%    7.01%
OCFC     OceanFirst Financial Corp.              3.87%   12.00%  80.39%   66.37%    24.19%   7.21%    7.14%
PFSB     PennFed Financial Services, Inc.        0.75%   26.88%  69.44%   63.32%    29.81%   6.23%    6.21%
PFB      PFF Bancorp, Inc.                       1.17%    9.52%  87.65%   69.83%    20.32%   8.95%    8.92%
PROV     Provident Financial Holdings, Inc.      1.15%   19.56%  77.37%   60.10%    30.55%   7.68%    7.67%
WFSL     Washington Federal, Inc.                9.56%   17.27%  71.01%   61.83%    21.21%  15.06%   14.40%
WM       Washington Mutual, Inc.(3)              1.47%    7.56%  80.79%   56.40%    35.26%   6.89%    4.92%

                                                                                       Regulatory
                                                                                     Capital Ratios
                                                       Growth Last 12 Months         --------------
                                                ----------------------------------    Lev.    RBC
Ticker               Company Name               Assets   Loans   Deposits   Equity   Ratio   Ratio
------   ------------------------------------   ------   -----   --------   ------   -----   -----
                                                  (%)     (%)       (%)       (%)     (%)     (%)
HCBK     Hudson City Bancorp, Inc.              18.27%   29.22%    9.79%     5.53%    6.36%  17.49%

All Publicly-Traded Thrifts(1)
Average                                         16.42%   20.76%   14.26%    21.07%    9.38%  16.51%
Median                                           9.83%   12.76%    7.98%     5.23%    8.30%  14.38%

Peer Group
Average                                         18.07%   24.60%   14.47%     8.15%    7.60%  14.11%
Median                                          11.92%   22.42%   13.28%     8.72%    6.90%  13.21%

Peer Group
AF       Astoria Financial Corporation           4.25%    4.57%   10.16%    -1.92%    6.85%  14.16%
BKUNA    BankUnited Financial Corporation       23.00%   45.72%   13.49%    10.56%    7.26%  15.60%
DSL      Downey Financial Corp.                 34.37%   39.88%   16.45%     9.88%    6.94%  14.14%
FED      FirstFed Financial Corp.               54.80%   56.33%   48.17%     9.37%    6.68%  13.33%
GDW      Golden West Financial Corporation(2)   29.48%   35.51%   13.35%    22.32%    6.80%  13.09%
MAFB     MAF Bancorp, Inc.                       8.37%    8.05%    6.37%     8.07%    7.05%  10.79%
OCFC     OceanFirst Financial Corp.             11.46%    8.05%   11.04%     2.45%    6.19%  10.60%
PFSB     PennFed Financial Services, Inc.       10.46%   18.55%   13.20%     2.13%    8.58%  16.75%
PFB      PFF Bancorp, Inc.                      11.93%   14.04%   13.68%    10.55%    7.92%  11.41%
PROV     Provident Financial Holdings, Inc.     16.87%   26.29%   12.51%    10.73%    6.43%  11.24%
WFSL     Washington Federal, Inc.               -0.02%   10.54%    1.86%     6.16%   14.65%  27.30%
WM       Washington Mutual, Inc.(3)             11.90%   27.61%   13.37%     7.52%    5.85%  10.94%

(1)  Includes publicly-traded mutual holding companies.

(2) Reflects regulatory capital ratios of World Savings Bank, FSB, the lead bank, as of September 30, 2004, based on the Thrift Financial Report.

(3) Reflects reguatory capital ratios of Washington Mutual Bank, FA, the lead bank, as of September 30, 2004, based on the Thrift Financial Report.

Source: SNL Financial, LC., corporate press releases, Hudson City Bancorp's prospectus and RP Financial calculations. Data as of February 16, 2005. Hudson City Bancorp, Inc. financials are on a reported basis and not on a pro forma basis.

RP(R) Financial, LC.
Page 3.11


also initially depress return on equity below the Peer Group average given the expected use of proceeds and current interest rates. Both the Company and the Peer Group currently maintain surpluses with respect to their respective regulatory capital requirements.

     The interest-earning assets ("IEA") composition for the Company and the Peer Group demonstrate some similarity, with loans constituting the bulk of interest-earning assets. Hudson City Bancorp's loans-to-assets ratio of 56.23% was below the comparable Peer Group ratio of 78.67%. Comparatively, Hudson City Bancorp's level of cash and investments-equal to 42.75% of assets was higher than the comparable Peer Group measure of 18.06%. Overall, Hudson City Bancorp's interest-earning assets amounted to 98.98% of assets, which exceeded the Peer Group's ratio of 96.73% (both include cash and equivalents). The Company's relatively higher ratio of interest-earning assets to total assets is supported by maintenance of a very low balance of fixed assets (reflecting the larger average deposits per branch) as well as the absence of goodwill and other intangibles.

     Hudson City Bancorp's funding liabilities reflected a funding strategy that was strongly similar to that of the Peer Group's. The Company's deposits equaled 56.97% of assets, which approximated the comparable Peer Group average of 57.94%. Likewise, borrowings accounted for a relatively comparable portion of the Company's and the Peer Group's interest-bearing liability ("IBL") composition, as reflected by borrowings-to-assets ratios of 35.49% and 33.03%, respectively. Total interest-bearing liabilities maintained as a percent of assets equaled 92.46% and 90.97% for Hudson City Bancorp and the Peer Group, respectively.

     A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company's IEA/IBL ratio of 107.1% is comparable to the Peer Group's IEA/IBL ratio of 106.3%. The additional capital realized from stock proceeds will serve to increase Hudson City Bancorp's IEA/IBL ratio, as the net proceeds realized from Hudson City Bancorp's stock offering will be primarily deployed into interest-earning assets and the increase in the Company's capital position will result in a lower level of interest-bearing liabilities funding assets.

     The growth rate section of Table 3.2 shows growth rates for key balance sheet items for the most recent 12 months. Hudson City Bancorp posted asset growth of 18.27%, versus 18.07%

RP(R) Financial, LC.
Page 3.12


by the Peer Group on average. Asset growth for both was mostly attributable to loan growth, with the Company's loan growth rate of 29.22% exceeding the comparable Peer Group growth rate of 24.60%. Hudson City's deposit growth rate of 9.79% was less than the comparable Peer Group deposit growth rate of 14.47%. Hudson City's Bancorp's future growth potential will be enhanced by the increased leverage capacity that will result from the infusion of net stock proceeds into capital.

     Equity growth was lower for the Company, as the Company's higher return on assets was partially offset by the greater combined impact of stock repurchases, dividend payments and an increase in loss of available for sale securities in comparison to the Peer Group. Hudson City Bancorp's and the Peer Group's equity growth rates equaled 5.53% and 8.15%, respectively.

Income and Expense Components

     Hudson City Bancorp and the Peer Group reported net income to average assets ratios of 1.29% and 1.08%, respectively (see Table 3.3), for the most recent 12 months. A significantly lower level of operating expenses largely accounted for the Company's higher return, which was somewhat offset by the Peer Group's higher ratios for net interest income, non-interest operating income and net gains.

     The Peer Group's higher net interest income to average assets ratio was realized through maintenance of a lower interest expense ratio, which was partially offset by the Company's maintenance of a higher interest income ratio. The Company's higher interest income ratio was attributable to its slightly higher yield on interest-earning assets (5.01% versus 4.90% for the Peer Group) and higher ratio of interest-earning assets as a percent of total assets (99.0% versus 96.7% for the Peer Group). Likewise, the Peer Group's lower interest expense ratio was realized through maintaining a lower cost of funds than Hudson City Bancorp (2.58% for Hudson City Bancorp versus 2.27% for the Peer Group) and through maintaining a lower ratio of interest-bearing liabilities as a percent of total assets (91.0% versus 92.5% for Hudson City Bancorp). Overall, Hudson City Bancorp and the Peer Group reported net interest income to average assets ratios of 2.61% and 2.71%, respectively.

RP(R) Financial, LC.
Page 3.13


                                    Table 3.3
        Income as a Percent of Average Assets and Yields, Costs, Spreads
                    For the 12 Months Ended December 31, 2004

                                                               Profitability (% of Average Assets)
                                                ----------------------------------------------------------------
                                                                            Net    Loan  Nonint.    G&A     Net
                                                  Net  Interest Interest Interest  Loss Inc. Excl  Before  Gain/
  Ticker                Company Name            Income  Income   Expense  Income  Prov.   Gains   Intang.  Loss
  ------     ---------------------------------- ------ -------- -------- -------- ----- --------- ------- ------
                                                 (%)     (%)      (%)      (%)     (%)     (%)      (%)    (%)
HCBK         Hudson City Bancorp, Inc.           1.29%   4.92%    2.32%    2.61%  0.00%   0.03%    0.64%   0.06%

All Publicly-Traded Thrifts(2)
Average                                          0.77%   4.98%    1.93%    3.05%  0.14%   0.63%    2.52%   0.24%
Median                                           0.80%   4.92%    1.88%    3.04%  0.08%   0.48%    2.24%   0.11%

Peer Group
Average                                          1.08%   4.73%    2.01%    2.71%  0.04%   0.46%    1.61%   0.24%
Median                                           1.05%   4.58%    1.85%    2.78%  0.02%   0.38%    1.45%   0.10%

AF           Astoria Financial Corporation       0.97%   4.61%    2.54%    2.07%  0.00%   0.39%    0.99%  -0.04%
BKUNA        BankUnited Financial Corporation    0.66%   4.27%    2.44%    1.82%  0.06%   0.21%    1.08%   0.08%
DSL          Downey Financial Corp.              0.77%   4.06%    1.79%    2.28%  0.02%   0.38%    1.64%   0.28%
FED          FirstFed Financial Corp.            1.12%   4.47%    1.72%    2.75%  0.05%   0.26%    1.10%   0.10%
GDW          Golden West Financial Corporation   1.37%   4.47%    1.67%    2.80%  0.00%   0.30%    0.90%   0.01%
MAFB         MAF Bancorp, Inc.                   1.10%   4.55%    1.73%    2.82%  0.01%   0.70%    1.95%   0.11%
OCFC         OceanFirst Financial Corp.          0.98%   4.97%    1.91%    3.06%  0.02%   0.54%    2.66%   0.59%
PFSB         PennFed Financial Services, Inc.    0.72%   5.33%    3.12%    2.20%  0.00%   0.26%    1.25%   0.00%
PFB          PFF Bancorp, Inc.                   1.19%   5.41%    1.44%    3.96%  0.08%   0.61%    2.37%   0.13%
PROV         Provident Financial Holdings, Inc.  1.29%   4.91%    2.04%    2.87%  0.11%   0.38%    2.09%   1.36%
WFSL         Washington Federal, Inc.            1.83%   5.66%    2.27%    3.39%  0.00%   0.07%    0.61%  -0.01%
WM           Washington Mutual, Inc.             1.01%   4.00%    1.49%    2.50%  0.07%   1.38%    2.63%   0.24%

                                                Profitability (% of Average Assets)
                                                -----------------------------------   Yield-Cost Data
                                                                    Net             ------------------                  Effective
                                                        Intang. Before  Inc.         IEA   IBL           Eff.   Assets/    Tax
  Ticker                Company Name                     Amort.   Tax  Taxes        Yield Cost  Spread Ratio(1)   Emp.     Rate
  ------     ----------------------------------         ------- ------ -----        ----- ----  ------ -------- ------- ---------
                                                          (%)    (%)    (%)          (%)   (%)   (%)      (%)    ($000)     (%)
HCBK         Hudson City Bancorp, Inc.                    0.00%  2.06% 0.771        5.01% 2.58%  2.43%  24.24%  $18,688   37.43%

All Publicly-Traded Thrifts(2)
Average                                                   0.02%  1.17% 0.40%        5.20% 2.25%  3.03%  65.84%  $ 4,967   30.82%
Median                                                    0.00%  1.21% 0.40%        5.19% 2.12%  3.03%  63.98%  $ 4,182   33.61%

Peer Group
Average                                                   0.02%  1.76% 0.68%        4.90% 2.27%  2.63%  46.60%  $ 7,333   37.67%
Median                                                    0.00%  1.64% 0.58%        4.85% 2.14%  2.66%  51.06%  $ 6,368   36.85%

AF           Astoria Financial Corporation                0.00%  1.44% 0.47%        4.83% 2.74%  2.09%  40.00%  $12,168   32.58%
BKUNA        BankUnited Financial Corporation             0.00%  0.97% 0.30%        4.38% 2.71%  1.67%  51.49%  $ 9,884   31.30%
DSL          Downey Financial Corp.                       0.00%  1.27% 0.50%        4.19% 2.03%  2.16%  54.01%  $ 6,368   39.13%
FED          FirstFed Financial Corp.                     0.03%  1.93% 0.81%        4.51% 1.88%  2.64%  35.27%  $10,659   41.97%
GDW          Golden West Financial Corporation            0.00%  2.22% 0.84%        4.52% 1.67%  2.85%  28.98%       NA   38.15%
MAFB         MAF Bancorp, Inc.                            0.03%  1.64% 0.55%        4.92% 2.07%  2.85%  53.70%  $ 4,374   33.35%
OCFC         OceanFirst Financial Corp.                   0.01%  1.51% 0.53%        5.22% 2.22%  3.00%  63.54%  $ 3,798   35.22%
PFSB         PennFed Financial Services, Inc.             0.10%  1.12% 0.40%        5.51% 3.50%  2.01%  50.63%  $ 7,658   35.90%
PFB          PFF Bancorp, Inc.                            0.00%  2.25% 1.06%        5.52% 1.61%  3.91%  51.73%  $ 5,936   47.24%
PROV         Provident Financial Holdings, Inc.           0.00%  2.30% 1.01%        4.87% 2.20%  2.67%  48.28%  $ 4,459   44.03%
WFSL         Washington Federal, Inc.                     0.02%  2.83% 1.00%        5.78% 2.72%  3.06%  17.57%  $ 9,505   35.33%
WM           Washington Mutual, Inc.                      0.02%  1.63% 0.62%        4.50% 1.89%  2.61%  64.04%  $ 5,856   37.81%

(1) Total noninterest expense less the sum of foreclosed property expense, amortization of intangibles and goodwill impairment as a percent of the sum of net interest income and non-interest income.

(2) Includes publicly-traded mutual holding companies.

Source: SNL Financial, LC., corporate press releases, Hudson City Bancorp's prospectus and RP Financial calculations. Data as of February 16, 2005. Hudson City Bancorp, Inc. financials are on a reported basis and not on a pro forma basis.

RP(R) Financial, LC.
Page 3.14


     The Company's primary profitability advantage relative to the Peer Group is in its significantly lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 0.64% and 1.63%, respectively (inclusive of amortization of intangible assets). While the Peer Group's operating expense ratio was well above the Company's ratio, it was well below the average of all publicly-traded thrifts. In general, the Company's lower operating expense ratio is supported by the more limited staffing needs that result from implementation of a very traditional strategy, which emphasizes originating and purchasing 1-4 family permanent mortgage loans for investment, and a large average branch size. The lack of any significant diversification into areas that generate income from non-interest earning sources including maintenance of only a nominal balance of off-balance sheet loan servicing also supports containment of the Company's staffing needs and operating expenses in general. Consistent with the Company's lower operating expense ratio and less diversified operations, Hudson City Bancorp maintained a comparatively lower number of employees relative to its asset size. Assets per full time equivalent employee equaled $18.7 million for the Company, versus comparable measures of $7.3 million for the Peer Group and $5.0 million for all publicly-traded thrifts.

     When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company's earnings strength was more favorable than the Peer Group's. Expense coverage ratios posted by Hudson City Bancorp and the Peer Group equaled 4.08x and 1.66x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

     Sources of non-interest operating income provided a significantly larger contribution to the Peer Group's earnings, with such income amounting to 0.03% and 0.46% of Hudson City Bancorp's and the Peer Group's average assets, respectively. The Company's relatively low earnings contribution realized from non-interest operating income further highlights the implementation of a traditional thrift operating strategy, in which diversification into areas that

RP(R) Financial, LC.
Page 3.15


generate revenues from non-interest sources has been very limited. Taking non-interest operating income into account in comparing the Company's and the Peer Group's earnings, Hudson City Bancorp's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 24.24% compared favorably to the Peer Group's efficiency ratio of 46.60%.

     Loan loss provisions had a slightly larger impact on the Peer Group's earnings, as loan loss provisions established by the Company for the 12 month period were nominal. Comparatively, loan loss provisions established by the Peer Group equaled 0.04% of average assets. The low level of loss provisions established by the Company and the Peer Group is viewed as indicative of their relatively low credit risk exposure, as implied by low levels of non-performing loans and generally limited diversification into higher credit risk types of lending as compared to 1-4 family permanent mortgage loans.

     Gains from the sale of assets had a more favorable impact on the Peer Group's earnings for the 12 month period shown in Table 3.3, which was in part attributable to the Company's philosophy of retaining all loan originations for investment; whereas, some of the Peer Group's earnings include gains realized from the sale of loans to the secondary market. Comparatively, the gains recorded by the Company were entirely realized from the sale of investment securities. Overall, net gains reported by the Company and the Peer Group equaled 0.06% and 0.24% of average assets, respectively. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution's core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, which may be considered an ongoing activity for an institution particularly during periods of low interest rates, such gains warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income.

RP(R) Financial, LC.
Page 3.16


     Taxes were a comparable factor in the Company's and the Peer Group's earnings, as Hudson City Bancorp and the Peer Group posted effective tax rates of 37.43% and 37.67%, respectively.

Loan Composition

     Table 3.4 presents the most recent data related to the Company's and the Peer Group's loan portfolio compositions, as well as data pertaining to investment in mortgage-backed securities, loans serviced for other and risk-weighted assets. The Company's loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (82.30% of assets versus 69.07% for the Peer Group). The Company's higher ratio was attributable to maintaining a higher concentration of mortgage-backed securities, as the Peer Group's ratio of 1-4 family permanent mortgage loans was slightly higher than the Company's ratio. Whereas the Company maintains a philosophy of originating and purchasing loans for investment, some of the Peer Group members are actively involved in mortgage banking and loan servicing. Average loans serviced for others equaled 112.6% of the Peer Group's average assets, which was skewed dramatically upwards by Washington Mutual. Comparatively, the median loans serviced for others approximated 11.4% of the Peer Group's median assets. The Company maintained only a nominal balance of loans serviced for others. Average servicing intangibles equaled 0.27% of the Peer Group's average assets and median servicing intangibles equaled 0.09% of the Peer Group's median assets.

     Diversification into higher risk types of lending was more significant for the Peer Group companies on average than for the Company. However, in comparison to the averages for all publicly-traded thrifts, lending diversification by the Peer Group was also viewed as being relatively limited. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Peer Group (10.51% of assets), followed by construction and land development loans (3.72% of assets). The only areas of lending diversification for the Company were consumer loans (0.78% of assets) and a nominal balance of multi-family and commercial real estate loans. Accordingly, lending diversification for the Peer Group was more significant in all loan types. The Peer Group's more significant diversification into higher risk

RP(R) Financial, LC.
Page 3.17


                                    Table 3.4
               Loan Portfolio Composition and Related Information
                             As of December 31, 2004

                                                              Portfolio Composition (% of Assets)
                                                    --------------------------------------------------------
                                                            Constr./     1-4    Multifam/
                                                            Develop.   Family   Comm RE/     C&I    Consumer
Ticker                   Company Name                MBS      Loans     Loans   Farm Lns    Loans     Loans
------       ------------------------------------   -----   --------   ------   ---------   -----   --------
                                                     (%)       (%)       (%)       (%)       (%)       (%)
HCBK         Hudson City Bancorp, Inc.              26.69%    0.00%    55.61%      0.01%    0.00%     0.78%

All Publicly-Traded Thrifts(4)
Average                                             12.79%    5.43%    37.80%     16.84%    3.97%     4.39%
Median                                              10.16%    3.22%    36.31%     14.01%    2.63%     1.20%

Peer Group
Average                                             10.10%    3.72%    58.97%     10.51%    0.26%     2.44%
Median                                               7.00%    1.17%    55.12%     10.03%    0.09%     1.16%

AF           Astoria Financial Corporation          36.40%    0.47%    39.37%     14.72%    0.11%     0.09%
BKUNA        BankUnited Financial Corporation       22.81%    3.35%    55.45%      3.35%    0.25%     1.87%
DSL          Downey Financial Corp.                  0.00%    0.32%    90.04%      0.89%    0.06%     0.02%
FED          FirstFed Financial Corp.                5.09%    0.25%    51.16%     26.82%    0.03%     0.75%
GDW          Golden West Financial Corporation(5)    1.97%      NA     89.77%      4.70%      NA      0.01%
MAFB         MAF Bancorp, Inc.                      10.53%    1.83%    54.78%     12.17%    0.09%     1.42%
OCFC         OceanFirst Financial Corp.              7.04%    1.17%    65.30%     10.98%    0.04%     3.40%
PFSB         PennFed Financial Services, Inc.        4.70%    0.01%    59.95%      7.85%    0.18%     1.29%
PFB          PFF Bancorp, Inc.                       6.95%   18.17%    48.61%     16.16%    1.04%     4.92%
PROV         Provident Financial Holdings, Inc.     12.35%    5.15%    45.31%     13.06%    0.06%     1.03%
WFSL         Washington Federal, Inc.                8.50%    9.46%    52.04%      6.32%    0.01%     0.00%
WM           Washington Mutual, Inc.                 4.85%    0.76%    55.82%      9.08%    1.04%    14.43%

                                                    RWA (1)/                  MSRs (3)/
Ticker                   Company Name                Assets      LSFOs (2)      Assets
------       ------------------------------------   --------   ------------   ---------
                                                       (%)        ($000)         (%)
HCBK         Hudson City Bancorp, Inc.               37.18%    $      1,528     0.00%

All Publicly-Traded Thrifts(4)
Average                                              62.65%    $    862,529     0.17%
Median                                               63.27%    $     43,464     0.02%

Peer Group
Average                                              56.81%    $ 46,602,293     0.27%
Median                                               53.23%    $    940,769     0.09%

AF           Astoria Financial Corporation           49.05%    $  1,821,561     0.07%
BKUNA        BankUnited Financial Corporation        48.76%    $  1,150,624     0.17%
DSL          Downey Financial Corp.                  52.33%    $  6,672,984     0.11%
FED          FirstFed Financial Corp.                47.66%    $    132,308     0.00%
GDW          Golden West Financial Corporation(5)        NA    $  4,537,024     0.05%
MAFB         MAF Bancorp, Inc.                       62.85%    $  3,368,439     0.27%
OCFC         OceanFirst Financial Corp.              62.90%    $    730,914     0.46%
PFSB         PennFed Financial Services, Inc.        53.46%    $     55,282     0.02%
PFB          PFF Bancorp, Inc.                       76.87%    $    107,286     0.01%
PROV         Provident Financial Holdings, Inc.      61.26%    $    231,464     0.11%
WFSL         Washington Federal, Inc.                52.99%    $     27,624     0.00%
WM           Washington Mutual, Inc.                     NA    $540,392,000     1.92%

(1)  RWA = Risk-weighted assets.

(2)  LSFOs = Loans serviced for others.

(3)  MSRs = Mortgage servicing rights.

(4)  Includes publicly-traded mutual holding companies.

(5)  Loan portfolio composition as of September 30, 2004.

Source: SNL Financial, LC., corporate press releases, Hudson City Bancorp's prospectus and RP Financial calculations. Data as of February 16, 2005. Hudson City Bancorp, Inc. financials are on a reported basis and not on a pro forma basis.

RP(R) Financial, LC.
Page 3.18


types of lending and higher concentration of assets maintained in loans compared to lower risk-weighted investments translated into a higher risk-weighted assets-to-assets ratio of 56.81%, as compared to the Company's ratio of 37.18%.

Interest Rate Risk

     Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Hudson City Bancorp's interest rate risk characteristics were considered to be fairly comparable to the Peer Group's as implied by their respective equity-to-assets and ratios of interest-earning assets/interest-bearing liabilities ("IEA/IBL"). However, a lower level of non-interest earning assets represented an advantage for the Company with respect to capacity to generate net interest income and, in turn, limit the interest rate risk associated with the balance sheet. On a pro forma basis, the infusion of stock proceeds will provide the Company with higher equity-to-assets and IEA/IBL ratios than currently indicated for the Peer Group.

     To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Hudson City Bancorp and the Peer Group. In general, the more significant fluctuations in the Company's ratios implied there was a greater degree of interest rate risk associated with its net interest income compared to the Peer Group's, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company's net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Hudson City Bancorp's assets and the net proceeds realized from the offering will initially be deployed into shorter-term interest-earning assets.

     In assessing the Company's interest rate risk exposure relative to the Peer Group's interest rate risk exposure, we also took into consideration the most recent publicly available rate shock analysis for each of the Peer Group companies in comparison to the Company's reported and pro forma rate shock analyses at December 31, 2004. The comparative gap and/or rate shock analyses for the Peer Group companies are provided in Exhibit III-3. Overall, the comparative rate shock analyses imply that the Company currently has greater interest rate risk

RP(R) Financial, LC.
Page 3.19


                                    Table 3.5
         Interest Rate Risk Measures and Net Interest Income Volatility
                             As of December 31, 2004

                                                      Balance Sheet Measures
                                                  -----------------------------
                                                  Tangible            Non-Earn.
                                                   Equity/    IEA/     Assets/
Ticker                  Company Name               Assets     IBL      Assets/
------       ----------------------------------   --------   ------   ---------
                                                     (%)       (%)       (%)
HCBK         Hudson City Bancorp, Inc.              6.96%    107.05%     1.02%

All Publicly-Traded Thrifts(1)
            Average                                 9.70%    108.00%     4.80%

Peer Group
Average                                             7.19%    106.45%     3.27%
Median                                              6.62%    106.39%     2.29%

AF           Astoria Financial Corporation          5.10%    103.33%     3.83%
BKUNA        BankUnited Financial Corporation       5.33%    104.25%     2.42%
DSL          Downey Financial Corp.                 6.42%    106.87%     1.55%
FED          FirstFed Financial Corp.               6.33%    106.48%     0.87%
GDW          Golden West Financial Corporation      6.81%    107.37%     0.91%
MAFB         MAF Bancorp, Inc.                      7.01%    105.43%     7.04%
OCFC         OceanFirst Financial Corp.             7.14%    106.29%     3.74%
PFSB         PennFed Financial Services, Inc.       6.21%    104.23%     2.93%
PFB          PFF Bancorp, Inc.                      8.92%    109.09%     1.66%
PROV         Provident Financial Holdings, Inc.     7.67%    108.20%     1.92%
WFSL         Washington Federal, Inc.              14.40%    117.82%     2.16%
WM           Washington Mutual, Inc.                4.92%     97.99%    10.18%

                                                              Quarterly Change in Net Interest Income
                                                  ---------------------------------------------------------------
Ticker                  Company Name              12/31/04   09/30/04   06/30/04   03/31/04   12/31/03   09/30/03
------       ----------------------------------   --------   --------   --------   --------   --------   --------
                                                   (change in net interest income is annualized in basis points)
HCBK         Hudson City Bancorp, Inc.               (5)         1         (4)         8         15        (17)

All Publicly-Traded Thrifts(1)
            Average                                   0          2         (4)         1          8         (1)

Peer Group
Average                                              (1)         0         (3)         5          0         (9)
Median                                               (1)         2         (3)         3         (1)       (10)

AF           Astoria Financial Corporation           (7)        15         (2)        33         26        (29)
BKUNA        BankUnited Financial Corporation        (8)         2         (8)         9         12          4
DSL          Downey Financial Corp.                  11         (1)         0         (8)        (8)       (12)
FED          FirstFed Financial Corp.                (1)       (39)        (3)       (10)       (13)        (7)
GDW          Golden West Financial Corporation       (7)       (13)        (7)        (2)         9         (6)
MAFB         MAF Bancorp, Inc.                        8         (6)        (2)        14        (12)        11
OCFC         OceanFirst Financial Corp.               0          6        (18)         3         (1)       (25)
PFSB         PennFed Financial Services, Inc.        (7)        16         (3)        13          3        (19)
PFB          PFF Bancorp, Inc.                        0          2        (11)         1          5         12
PROV         Provident Financial Holdings, Inc.      (8)         8         (1)        NA         NA         11
WFSL         Washington Federal, Inc.                 2         19         21          3         (9)       (32)
WM           Washington Mutual, Inc.                  4         (8)        (2)         4        (10)       (19)

(1)  Includes publicly-traded mutual holding companies.

Source: SNL Financial, LC., corporate press releases, Hudson City Bancorp's prospectus and RP Financial calculations. Data as of February 16, 2005. Hudson City Bancorp, Inc. financials are on a reported basis and not on a pro forma basis.

RP(R) Financial, LC.
Page 3.20


exposure in a rising interest rate environment compared to the Peer Group. On a pro forma basis, the Company's current greater interest rate risk exposure in a rising interest rate environment is expected to be reduced. Until such time as the proceeds are actually reinvested and the updated interest rate risk analyses are then performed, the degree to which the Company's interest rate risk exposure to rising interest rates may be reduced on a post offering basis is uncertain.

Credit Risk

     Overall, the Company's credit risk exposure generally appears to be slightly less than the Peer Group's, as implied by the Company's lower non-performing ratios. As shown in Table 3.6, the Company's ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.11% of assets, which was slightly lower than the comparable Peer Group ratio of 0.23%. Hudson City Bancorp's non-performing loans to loans ratio of 0.05%, which does not include accruing loans delinquent 90 days or more, was also lower than the comparable Peer Group ratio of 0.29%. However, the Peer Group maintained higher levels of loss reserves as a percent of non-performing assets (342.4% versus 121.5% for the Company) and as percent of loans (0.58% versus 0.24% for the Company). The Peer Group's higher reserve coverage ratios were viewed to be consistent with their more significant lending diversification into higher credit risk types of loans. Net loan charge-offs were slightly higher for the Peer Group, as net loan charge-offs posted by the Company for the 12 month period were nominal. Comparatively, the Peer Group reported net loan charge-offs equal to 0.02% of loans.

Summary

     Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Hudson City Bancorp. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to

RP(R) Financial, LC.
Page 3.21


                                    Table 3.6
                  Credit Risk Measures and Related Information
                             As of December 31, 2004

                                                            NPAs +                            Reserves/
                                                REO/    90+ Day Delq/   NPLs/   Reserves/      NPAs +        LTM Net    NLCs/
Ticker               Company Name              Assets       Assets      Loans     Loans     90+ Day Delq   Chargeoffs   Loans
-------   ----------------------------------   ------   -------------   -----   ---------   ------------   ----------   -----
                                                 (%)         (%)         (%)       (%)           (%)         ($000)      (%)
HCBK      Hudson City Bancorp, Inc.             0.00%       0.11%       0.05%     0.24%         121.5%      $     18     0.00%

All Publicly-Traded Thrifts(1)
Average                                         0.08%       0.49%       0.53%     0.93%        219.32%      $  4,552     0.17%
Median                                          0.02%       0.27%       0.35%     0.86%        137.54%      $    239     0.06%

Peer Group
Average                                         0.02%       0.23%       0.29%     0.58%        342.41%      $ 11,896     0.02%
Median                                          0.01%       0.20%       0.24%     0.52%        202.21%      $    418     0.02%

AF        Astoria Financial Corporation         0.00%       0.14%       0.25%     0.62%        247.05%      $    363     0.00%
BKUNA     BankUnited Financial Corporation      0.02%       0.19%       0.24%     0.39%        143.78%      $  2,878     0.05%
DSL       Downey Financial Corp.                0.02%       0.22%       0.22%     0.24%        101.54%       ($1,489)   -0.01%
FED       FirstFed Financial Corp.              0.00%       0.07%       0.07%     1.14%       1578.23%         ($437)   -0.01%
GDW       Golden West Financial Corporation     0.01%       0.32%       0.32%     0.29%         84.39%      $  3,228     0.00%
MAFB      MAF Bancorp, Inc.                     0.02%       0.34%       0.45%     0.52%        110.00%      $    812     0.01%
OCFC      OceanFirst Financial Corp.            0.02%       0.20%       0.23%     0.69%        283.05%      $    414     0.03%
PFSB      PennFed Financial Services, Inc.      0.00%       0.09%       0.13%     0.44%        341.44%      $    207     0.02%
PFB       PFF Bancorp, Inc.                     0.00%       0.38%       0.43%     0.96%        221.32%      $    966     0.03%
PROV      Provident Financial Holdings, Inc.    0.00%       0.08%       0.10%     0.72%        742.58%      $    422     0.04%
WFSL      Washington Federal, Inc.              0.03%       0.18%       0.22%     0.47%        183.09%      $    392     0.01%
WM        Washington Mutual, Inc.               0.08%       0.58%       0.76%     0.52%         72.48%      $135,000     0.06%

(1)  Includes publicly-traded mutual holding companies.

Source: SNL Financial, LC., corporate press releases, Hudson City Bancorp's prospectus and RP Financial calculations. Data as of February 16, 2005. Hudson City Bancorp, Inc. financials are on a reported basis and not on a pro forma basis.

RP(R) Financial, LC.
Page 3.22


support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP(R) Financial, LC.
Page 4.1


                             IV. VALUATION ANALYSIS

Introduction

     This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company's conversion transaction.

Appraisal Guidelines

     The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

     The pro forma market value determined herein is a preliminary value for the Company's to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in

RP(R) Financial, LC.
Page 4.2


Hudson City Bancorp's operations and financial condition; (2) monitor Hudson City Bancorp's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

     The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Hudson City Bancorp's value, or Hudson City Bancorp's value alone. To the extent a change in factors impacting the Company's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, including the market for new issues, to assess the impact on value of Hudson City Bancorp coming to market at this time.

RP(R) Financial, LC.
Page 4.3


1.   Financial Condition

     The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company's and the Peer Group's financial conditions are noted as follows:

          - Overall Asset/Liability Composition. Loans and investments funded by retail deposits were the primary components of the Company's and Peer Group's balance sheets. The Company's interest-earning asset composition exhibited a lower concentration of loans and a lesser degree of diversification into higher risk and higher yielding types of loans. The Company maintained a higher concentration of assets in interest-earning assets, due to its comparatively lower level of fixed assets and the absence of intangible assets. The Company's asset composition provided for a lower risk-weighted assets ratio than maintained by the Peer Group. The Company's and the Peer Group's funding compositions reflected comparable levels of deposits and borrowings. As a percent of assets, the Company maintained slightly higher levels of interest-earning assets and interest-bearing liabilities compared to the Peer Group, which resulted in a slightly higher IEA/IBL ratio of 107.1% versus 106.3% for the Peer Group. The Company's lending focus as a fixed rate 1-4 family lender has postured the Company to have greater interest rate risk than the Peer Group. At the same time, the anticipated use of proceeds should not only further improve the Company's IEA/IBL ratio but improve duration. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our slight upward adjustment for financial condition.

          - Credit Quality. In comparison to the Peer Group, the Company maintained slightly lower non-performing loans and non-performing assets ratios. Loss reserves maintained as a percent of non-performing loans and loans were higher for the Peer Group. Net loan charge-offs were slightly higher for the Peer Group. As noted above, the Company has a lower credit risk profile, reflecting its lower loans-to-assets ratio and very limited diversification into higher risk types of lending. Overall, in comparison to the Peer Group, the Company maintains a lower degree of credit risk exposure, which contributed to a slight upward adjustment for financial condition.

          - Balance Sheet Liquidity. The Company operated with a higher level of cash and investment securities relative to the Peer Group (42.8% of assets versus 18.1% for the Peer Group). Following the infusion of stock proceeds, the Company's cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments and a large portion of the proceeds will be maintained in U.S. Government agency securities with terms of two year or less for interest rate

RP(R) Financial, LC.
Page 4.4


               risk management purposes. The Company's future borrowing capacity was considered to be slightly greater than the Peer Group's, based on its greater pro forma leverage capacity. Overall, RP Financial concluded that this contributed to a slight upward adjustment for financial condition.

          - Funding Liabilities. Although there is similarity in funding liability composition, the Peer Group maintained a lower cost of funds than the Company, which is consistent with the Company's general philosophy of paying deposit rates that tend to be in the higher end of the competitive range of rates offered, including the premium rate paid on the High Value Checking account. The Company currently maintains a slightly higher level of interest-bearing liabilities than the Peer Group. However, this relationship will be reversed once the Company completes the offering. On balance, this was a neutral factor in the slight upward adjustment for financial condition.

          - Capital. The Peer Group currently maintains a slightly higher equity-to-assets ratio than the Company. However, following the second-step conversion offering, Hudson City Bancorp's pro forma capital position will exceed the Peer Group's equity-to-assets ratio. The Company's higher pro forma capital position will result in greater leverage potential, reduce interest rate risk and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Company's more significant capital surplus will likely depress ROE from current levels. Overall, RP Financial concluded that the Company's higher pro forma capital position contributed to the slight upward adjustment for financial condition.

     On balance, Hudson City Bancorp's pro forma balance sheet strength was considered to be more favorable than the Peer Group's in the areas of credit quality, balance sheet liquidity and capital strength. Accordingly, a slight upward adjustment was determined to be appropriate for the Company's financial condition.

2.   Profitability, Growth and Viability of Earnings

     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

          - Reported Earnings. The Company reported higher earnings than the Peer Group on a return on average assets ("ROAA") basis (1.29% of average assets versus 1.08% for the Peer Group). A significantly lower level of operating expenses supported the Company's higher return, which was partially offset

RP(R) Financial, LC.
Page 4.5


               by the Peer Group's higher levels of net interest income, non-interest operating income and net gains. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company's earnings on an ROAA basis, inclusive of the additional expenses related to the new stock benefit plans that will be implemented in connection with or after the second-step offering (4.0% ESOP and 8.0% SIP). After factoring in the pro forma impact of the conversion in reported profitability, this contributed to the slight upward adjustment for the Company's profitability growth and viability of earnings.

          - Core Earnings. Both the Company's and the Peer Group's earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Company operated with a slightly lower net interest margin, a significantly lower level of non-interest operating income and a significantly lower operating expense ratio. The Company's lower net interest income ratio and lower operating expense ratio translated into a significantly higher expense coverage ratio (4.08x versus 1.66x for the Peer Group). Similarly, the Company's efficiency ratio of 24.2% was more favorable than the Peer Group's efficiency ratio of 46.6%, as the Company's significantly lower operating expense ratio more than offset the Peer Group's higher net interest income ratio and higher non-interest operating income ratio. Loss provisions had a slightly larger impact on the Peer Group's earnings, while the Company and the Peer Group had similar effective tax rates. Overall, these measures, as well as the expected earnings benefit the Company should realize from the redeployment of stock proceeds into interest-earning assets, indicate that the Company's core earnings were more favorable than the Peer Group's average. This contributed to RP Financial's slight upward adjustment for the Company's profitability, growth and viability of earnings.

          - Interest Rate Risk. Quarterly changes in the Company's and the Peer Group's net interest income to average assets ratios indicated that a higher degree of volatility was associated with the Company's net interest income ratio. In a comparison of the various interest rate risk simulation models performed by the Company and the Peer Group companies, the Company's interest rate risk exposure during periods of rising interest rates is currently viewed to be greater than that of the Peer Group. However, on a pro forma basis, the Company's implied interest rate risk exposure in a rising rate environment is expected to be reduced given the anticipated reinvestment of the proceeds. On the other hand, until such time as the proceeds are actually reinvested and the updated interest rate risk analyses are then performed, the degree to which the Company's interest rate risk exposure to rising interest rates may be reduced on a post offering basis is uncertain. Given this uncertainty, we must consider that the Company's interest rate risk profile on a pro forma basis, particularly in a rising rate environment, will remain at a comparative disadvantage relative to the Peer Group although the current disadvantage is

RP(R) Financial, LC.
Page 4.6


               expected to be reduced. The Company's very low operating expense ratio and resulting high expense coverage ratio also somewhat ameliorates the higher interest rate risk associated with net interest income during a period of rising interest rates. Other factors impacting interest rate risk, such as capital ratios, IEA/IBL ratios and the level of non-interest earning assets were either comparable or more favorable for the Company. On a pro forma basis, the Company's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and, thus, exceed the comparable Peer Group averages. On balance, RP Financial concluded that interest rate risk was a negative factor in our slight upward adjustment for profitability, growth and viability of earnings.

          - Credit Risk. Loan loss provisions were a slightly larger factor in the Peer Group's earnings, although loss provisions were not viewed as significant for either the Company or the Peer Group. In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was greater for the Peer Group and the Peer Group maintained a higher concentration of assets in loans. The Company's and the Peer Group's credit quality measures indicated that the Company maintained lower ratios for non-performing loans and non-performing assets, while the Peer Group maintained higher reserve coverage ratios as percent of non-performing loans and total loans. Overall, RP Financial concluded that this factor contributed to the slight upward adjustment for profitability, growth and viability of earnings.

          - Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the infusion of stock proceeds will increase the Company's earnings growth potential with respect to increasing earnings through leverage. Secondly, earnings growth that has been realized through balance sheet growth has been fairly comparable for the Company and the Peer Group based on recent historical growth trends, particularly in the important area of higher yielding loan growth. Lastly, the Peer Group's more diversified revenue sources provide greater earnings growth potential and sustainability when net interest income ratios come under pressure as the result of higher interest rates. Overall, the Company's earnings growth potential appears to be comparable to the Peer Group's, and, thus, we considered this to be a neutral factor in our slight upward adjustment for profitability, growth and viability of earnings.

          - Return on Equity. As the result of the Company's significantly higher pro forma capital position and the expected reinvestment of the proceeds, the Company's return on equity will initially be below the comparable average for the Peer Group. In view of the lower capital growth rate that will be imposed by Hudson City Bancorp's lower return on equity, we considered this a negative factor in concluding with our slight upward adjustment for profitability, growth and viability of earnings.

RP(R) Financial, LC.
Page 4.7


     Overall, the downward adjustment applied for the Company's lower pro forma ROE somewhat negated the Company's favorable factors for reported earnings, core earnings and credit risk. Accordingly, on balance, we believe a slight upward valuation adjustment was warranted for profitability, growth and viability of earnings.

3.   Asset Growth

     Hudson City Bancorp recorded an 18.3% increase in assets during the most recent 12 month period, versus an 18.1% asset growth rate posted by the Peer Group. Asset growth for both the Company and the Peer Group was driven by loan growth, with the Company posting a slightly higher loan growth rate compared to the Peer Group. The Company will realize a significant increase in its pro forma capital position from the infusion of stock proceeds, which will provide Hudson City Bancorp with greater leverage capacity than currently maintained by the Peer Group. Accordingly, on balance, we believe a slight upward valuation adjustment was warranted for this factor.

4.   Primary Market Area

     The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. The market area served by the Company consists substantially of densely populated suburban and urban markets. With the exception of Hudson County, the primary market area counties served by the Company's branch network have experienced population and household growth since 2000. In general, the more urban northern New Jersey markets have experienced slower growth than the New Jersey shore market and the southwestern New Jersey market as well as Richmond and Suffolk counties in New York. The primary market area has a fairly diversified economy, with varied household and per capita income measures. In general, the primary market area has participated in the national economic recovery that has taken place within the past two years, as implied by the decline in unemployment rates that have been experienced in the primary market area counties. Through the wholesale loan program, the Company's loan portfolio is geographically diversified in selected states throughout nation as a means to limit the credit risk exposure that may result from an economic downturn in a particular

RP(R) Financial, LC.
Page 4.8


regional market of the nation. Competition faced by the Company for deposits and loans is significant, which includes other locally-based banks and savings institutions, as well as regional and super regional banks.

     One of the principal factors considered in the selection criteria for the Peer Group companies was to select companies that operate in large metropolitan areas that have highly competitive market environments for financial services. This objective was achieved in the 12 companies that were identified for the Peer Group, as the large majority of the companies maintain operations in large metropolitan areas that tend to be exposed to trends in the national economy consistent with the markets served by Hudson City Bancorp. Some of the Peer Group companies are direct competitors of Hudson City Bancorp, including Golden West Financial and Washington Mutual which maintain a national market presence. Given the general similarities of the markets served by the Peer Group companies with the Company's primary market area, we concluded that no adjustment was appropriate for the Company's market area.

5.   Dividends

     Hudson City Bancorp has indicated its intention to pay dividends in an amount such that current minority shareholders of Hudson City Bancorp will continue to receive the same total cash dividend payment, with the per share dividend amount adjusted for the exchange ratio in the conversion. At the current midpoint valuation, the annual dividend payment would equal $0.24 per share, providing a yield of 2.40% based on the $10.00 per share initial offering price. However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

     Ten out of the 12 Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.35% to 4.28%. The average dividend yield on the stocks of the Peer Group institutions was 1.79% as of February 16, 2005, representing an average payout ratio of 25.9% of core earnings. As of February 16, 2005, approximately 90% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of

RP(R) Financial, LC.
Page 4.9


2.07% and an average payout ratio of 58.4% of earnings. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

     The Company's indicated dividend policy provides for a slightly higher yield at the midpoint valuation compared to the Peer Group's average dividend yield, while the Company's implied payout ratio of 53.3% of pro forma earnings at the midpoint value is well above the Peer Group's payout ratio. At the same time, the Company's ability to maintain a higher payout ratio will be supported by its higher pro forma capital position. Accordingly, on balance, we concluded that no adjustment was warranted for purposes of the Company's dividend policy.

6.   Liquidity of the Shares

     The Peer Group is by definition composed of companies that are traded in the public markets. Six of the Peer Group companies trade on the NASDAQ National Market System ("NASDAQ") and the remaining six companies trade on the New York Stock Exchange ("NYSE"). Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalizations of the Peer Group companies ranged from $197 million to $36.1 billion as of February 16, 2005, with average and median market values of $5.6 billion and $1.2 billion, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 7.0 million to 874.3 million, with average and median shares outstanding of 124.8 million and 29.0 million, respectively. The Company's pro forma market value and shares outstanding will be in the upper end of the respective Peer Group ranges, as only Golden West Financial and Washington Mutual maintain higher market capitalizations than Hudson City Bancorp's pro forma market value and only Washington Mutual maintains more shares outstanding than the Company's pro forma shares outstanding. At the present time, the Company has a limited institutional investor following and limited research coverage, particularly with respect to Washington Mutual and Golden West. It is uncertain what the Company's institutional ownership and research coverage will be on a post-offering basis. The Company's stock will continue to be quoted on the NASDAQ. Overall, given that the Peer Group companies have active and liquid trading markets for their stocks, we anticipate that the Company's stock will

RP(R) Financial, LC.
Page 4.10


have a comparable trading market as the Peer Group companies in general and, therefore, concluded no adjustment was necessary for this factor.

7.   Marketing of the Issue

     We believe that four separate markets exist for thrift stocks, including those coming to market such as Hudson City Bancorp: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (C) the acquisition market for thrift franchises in New Jersey;
(D) the market for the public stock of Hudson City Bancorp; and (E) the unique size of this offering with respect to the U.S. equities market over the last 10 years. All of these markets were considered in the valuation of the Company's to-be-issued stock.

     A.   The Public Market

          The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

          In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Stocks moved higher at the start of February 2004, as investors reacted favorable to January employment data that showed jobs were added and a decline in the national unemployment rate to 5.6%. Stocks generally declined during the balance of February and during the first half of March, reflecting valuation concerns following a year of strong gains and weaker than expected job growth during February. Concerns about terrorism and higher oil prices caused stocks to tumble in late-March, before

RP(R) Financial, LC.
Page 4.11


rebounding at the close of the first quarter on more attractive fundamentals and optimism about first quarter earnings.

          Stocks moved higher in-early April 2004, as investors reacted favorably to a strong employment report for March. For the balance of April trading in the broader market produced uneven results, as generally favorable first quarter earnings and strong economic data weighed against the growing threat of inflation and higher interest rates. The Dow Jones Industrial Average ("DJIA") closed below 10000 for the first time in 2004 in the second week of May, as strong job growth during April raised expectations of a rate increase by the Federal Reserve. The downward trend in stocks prevailed through most of May, on concerns about higher oil prices, violence in the Middle East and higher interest rates. Stocks rebounded in late-May, primarily on the basis of higher corporate earnings and lower oil prices. Strong employment data for May combined with lower oil prices and favorable inflation data provided for a positive trend in the broader market through mid-June. Stocks traded in a narrow range through the end of the second quarter, as investors awaited the outcome of the Federal Reserve meeting at the end of June.

          Rising oil prices and profit warnings from some technology companies caused major stock indices to fall at the start of the third quarter of 2004. Stocks continued to trend lower through most of July, as a slow down in the economic expansion raised concerns about future earnings growth. Strong consumer confidence numbers for July reversed the downward trend in stocks during the last week of July, with the DJIA closing up for the week for the first time since mid-June. The recovery in the stock market was short-lived, as record high oil prices, weak retail sales for July and weaker than expected job growth for July pulled stocks lower in early-August. A positive economic outlook by the Federal Reserve and bargain hunting supported gains in the stock market during mid-August, as the DJIA moved back above the 10000 barrier. The DJIA hit a six week high in late-August, which was supported by a drop in oil prices. After the DJIA closed at a two month high in early-September, based on hopes for favorable employment numbers for August, the broader stock market traded in a narrow range through mid-September. Concerns that rising oil prices would hurt the economy and reduce corporate earnings pressured stocks lower in late-September.

RP(R) Financial, LC.
Page 4.12


          Stocks rallied at the start of the fourth quarter, largely on the basis of a rebound in technology stocks due to an upbeat outlook for third quarter earnings. Higher oil prices and allegations of improprieties in the insurance industry pressured the DJIA to its lowest level of the year in late-October. Lower oil prices reversed the downward trend in stock at the close of October. The election outcome, a rise in consumer confidence and a strong jobs report for October extended the stock market rally into mid-November, as the DJIA hit a seven month high. Concerns about the falling dollar and a sharp rise in October producer prices temporarily dampened the stock market rally in late-November, but then stocks recovered in early-December on a sharp decline on oil prices. Some favorable economic data, including a strong report on December consumer confidence and a five-month low in new unemployment claims, helped to extend the rally through the end of the year as the DJIA move to a three and one-half year high.

          The broader stock market started 2005 in a downward trend, as investors reacted negatively to some disappointing economic data and indications by the Federal Reserve that it was likely to keep raising rates because of wariness about inflation. Concerns about slowing profit growth, weaker than expected growth in the fourth quarter of 2004 and the elections in Iraq extended the downward trend through mid-January. After three straight weekly declines, the DJIA edged higher in the last week of January on some upbeat earnings reports and a better than expected consumer confidence index. The positive trend in the broader stock market continued during the first half of February, as the Federal Reserve's quarter point rate increase contained no surprises, oil prices declined and January retail sale beat expectations. As an indication of the general trends in the nation's stock markets over the past year, as of February 16, 2005, the DJIA closed at 10834.88, an increase of 1.5% from one year ago and an increase of 0.5% year-to-date. As of February 16, 2005, the NASDAQ closed at 2087.43, an increase of 0.5% from one year ago and a decline of 4.1% year-to-date. The Standard & Poors 500 Index closed at 1210.34 on February 16, 2005, an increase of 5.1% from a year ago and a decline of 0.1% year-to-date.

          The market for thrift stocks has been mixed as well during the past 12 months, but, in general, thrift issues have paralleled trends in the broader market. After trading in a narrow range at the beginning of 2004, thrift issues trended higher in late-January and the first half of February. The positive trend was supported by further consolidation in the thrift sector,

RP(R) Financial, LC.
Page 4.13


including GreenPoint Financial's agreement to sell to North Fork Bancorp, as well as generally favorable fourth quarter earnings. Indications that interest rates would continue to remain low provided further support to thrift prices. Thrift stocks followed the broader market lower in mid-February, before recovering in late-February following a dip in long term Treasury yields. Thrift issues generally experienced some selling pressure during the first half of March, reflecting profit taking and weakness in the broader stock market. Higher interest rates and weakness in the broader market pressured thrift issues lower in late-March, which was followed by an upward move in thrift prices at the close of the first quarter.

          Thrifts stocks generally traded lower at the start of the second quarter of 2004, as a strong employment report for March pushed interest rates higher. Higher interest rates and inflation worries pressured interest rate sensitive issues lower through most of April, with the sell-off sharpening in early-May following another strong employment report for April. Thrift stocks recovered modestly in mid-May as the yield on 10-year Treasury note declined slightly. Acquisition speculation involving the sale of Washington Mutual lifted the thrift sector higher in late-May. Thrift stocks generally retreated during the first half of June, as the yield on the 10-year Treasury note moved to a two-year high on inflation concerns. Following the sharp sell-off, thrift stocks rebounded as a moderate increase in core consumer prices during may and comments by the Federal Reserve Chairman that inflation does not seem likely to be a serious problem eased fears of a sharp rise in inflation. Acquisition activity helped to boost thrift stocks in late-June, but the upward trend was abruptly reversed at the end of June as a significant decline in Washington Mutual's 2004 earnings guidance pulled the broader thrift sector lower.

          Thrift stocks responded favorably to the 25 basis point rate increase implemented by the Federal Reserve at the close of the 2004 second quarter, as the Federal Reserve indicated that it would continue to raise the federal funds rate 25 basis points at a time. June employment data which showed weaker than expected job growth also provided support to thrift stocks in early-July. For most of July there was little movement in thrift stocks, as second quarter earnings were generally in line with expectations. A rally in the broader market in late-July provided a boost to thrift stocks as well. Thrift issues traded down with the rest of the market in early-August, although losses in the thrift sector were mild compared to the sell-off experienced in the boarder market as weaker than expected job growth for July pushed interest rates lower.

RP(R) Financial, LC.
Page 4.14


Improved inflation data, lower interest rates and a rally in the broader stock market combined to push the thrift sector higher in mid-August. Thrift stocks sustained a positive trend in late-August, which was fueled by lower interest rates and strength in the broader stock market. The upward trend in thrift prices continued through mid-September, as September employment data matched expectations and inflation remained low. Thrift stocks edged lower at the close of the third quarter, which was largely attributable to weakness in the broader stock market.

          Thrift issues also rebounded in conjunction with the broader stock market rally at the start of the fourth quarter. After trading in a narrow range into mid-October, thrift stocks moved lower on some disappointing third quarter earnings and lower guidance on future earnings due to margin compression resulting from a flatter yield curve. The rally in the boarder stock market and the Federal Reserve's indication that inflation risks were well contained fueled gains in the thrift sector during the first half of November. Trading activity in thrift stocks was mixed during late-November, as the rally lost steam on some profit taking and higher than expected inflation data for October. Thrift issues followed the broader market higher in early-December and then declined modestly into a narrow trading range through late-December. The year end rally in the broader stock market provided a slight boost to thrift prices as well.

          The market for thrift stocks was mixed at the start of 2005, but, in general, thrift stocks eased lower during January. Fourth quarter earnings for the thrift sector were generally in line with expectations, but concerns about higher interest rates and margin compression hindered thrift stocks throughout most of January. Thrift stocks followed the broader market higher in early-February, but then eased slightly in mid-February on concerns about higher interest rates. On February 16, 2005, the SNL Index for all publicly-traded thrifts closed at 1,575.3, a decline of 1.9% from one year ago and year-to-date.

     B.   The New Issue Market

          In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company's pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift issues in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering

RP(R) Financial, LC.
Page 4.15


amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

          Thrift offerings completed over the past year have generally been well received, with most offerings being oversubscribed and trading higher in initial trading activity. However, the aftermarket performance of the most recently completed offerings have generally shown limited price appreciation in initial trading activity or, in several instances, the recently completed thrift offerings have traded slightly below their IPO prices. As shown in Table 4.1, one standard conversion and eight mutual holding company offerings were completed during the past three months. The pro forma price/tangible book ratio of the one standard conversion at closing equaled 76.6% and the average fully-converted pro forma price/tangible book ratio of the recent mutual holding company offerings equaled 84.7% at closing.

          No second-step conversion offerings have been completed during the past three months, which are considered to be more relevant for purposes of the Company's pro forma analysis. In general, second-step conversions tend to be priced (and trade in the aftermarket) at a higher P/B ratio than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. As shown in Exhibit IV-4, there were five second-step conversions completed during 2004. Three of the second-step offerings were closed at the top of their respective valuation ranges, one was closed at the valuation range minimum and one was closed slightly above the midpoint of the valuation range. On average, the closing pro forma price/tangible book ratio of the second-step conversions completed in 2004 equaled 135.2% and reflected price appreciation of 2.8% after one week of trading as fully-

RP(R) Financial, LC.
Page 4.16


                                    TABLE 4.1
                 PRICING CHARACTERISTICS AND AFTER-MARKET TRENDS
                RECENT CONVERSIONS COMPLETED (LAST THREE MONTHS)

                                                                        Pre-Conversion Data
                                                                   -----------------------------
                 Institutional Information                         Financial Info. Asset Quality    Offering Information
------------------------------------------------------------------ --------------- ------------- --------------------------


                                          Conversion                       Equity/   NPAs/ Res.   Gross     %    % of Exp./
Institution                         ST.      Date         Ticker    Assets  Assets   ssets Cov.   Proc.  Offered Mid. Proc.
-----------                         ---   ----------   -----------  ------ -------   ----- ----  ------- ------- ---- -----
                                                                    ($Mil)   (%)      (%)   (%)  ($Mil.)   (%)    (%)  (%)
STANDARD CONVERSIONS
Royal Financial, Inc.*(1)            IL     1/21/05    RYFL-OTCBB    $102   12.63%   0.13% 184%   $26.0    100%  132%  4.6%

                                  AVERAGES - STANDARD CONVERSIONS:   $102   12.63%   0.13% 184%   $26.0    100%  132%  4.6%
                                   MEDIANS - STANDARD CONVERSIONS:   $102   12.63%   0.13% 184%   $26.0    100%  132%  4.6%

SECOND STEP CONVERSIONS

                               AVERAGES - SECOND STEP CONVERSIONS:
                                MEDIANS - SECOND STEP CONVERSIONS:

MUTUAL HOLDING COMPANY CONVERSIONS
Home Federal Bancorp, Inc. of LA*    LA     1/21/05    HFBL-OTCBB    $ 98   19.39%   0.00%  NM    $14.7     40%  105%  4.2%
BV Financial, Inc.                   MD     1/14/05    BVFL-OTCBB    $100    8.10%   0.62%  56%   $11.9     45%  132%  5.5%
Georgetown Bancorp, Inc.*            MA      1/6/05    GTWN-OTCBB    $143    5.75%   0.73%  86%   $12.5     45%  132%  4.9%
SFSB, Inc.                           MD    12/31/04    SFBI-OTCBB    $148    7.51%   0.24% 113%   $13.4     45%  132%  4.5%
Ocean Shore Holding Company*         NJ    12/22/04    OSHC-NASDAQ   $515    5.01%   0.00%  NM    $38.4     44%  132%  3.7%
Lincoln Park Bancorp, Inc.*(1)       PA    12/20/04    LPBC-OTCBB    $ 81    6.54%   0.30%  56%   $ 8.5     46%  132%  7.3%
Abington Comm Bancorp, Inc.*(1)      PA    12/17/04    ABBC-NASDAQ   $658    8.50%   0.00%  NM    $71.4     45%  132%  2.5%
Home Federal Bancorp, Inc.*          ID     12/7/04    HOME-NASDAQ   $519    8.40%   0.15% 400%   $60.8     40%  132%  3.1%

                    AVERAGES - MUTUAL HOLDING COMPANY CONVERSIONS:   $283    8.65%   0.26% 142%   $29.0     44%  129%  4.4%
                     MEDIANS - MUTUAL HOLDING COMPANY CONVERSIONS:   $146    7.81%   0.20%  86%   $14.0     45%  132%  4.3%

                                       AVERAGES - ALL CONVERSIONS:   $263    9.09%   0.24% 149%   $28.6     50%  129%  4.5%
                                        MEDIANS - ALL CONVERSIONS:   $143    8.10%   0.15%  99%   $14.7     45%  132%  4.5%

                                                                    Contribution to
                 Institutional Information                         Charitable Found.   Insider Purchases
------------------------------------------------------------------ ----------------- --------------------
                                                                                     Benefit Plans
                                                                                     -------------         Initial
                                          Conversion                        % of           Recog.  Mgmt.& Dividend
Institution                         ST.      Date         Ticker     Form Offering    ESOP  Plans   Dirs.   Yield
-----------                         ---   ----------   -----------   ---- --------    ---- ------  ------ --------
                                                                             (%)       (%)   (%)   (%)(2)    (%)
STANDARD CONVERSIONS
Royal Financial, Inc.*(1)            IL     1/21/05    RYFL-OTCBB     C\S 0.4%\1.9%   8.0%  4.0%    4.0%    0.00%

                                  AVERAGES - STANDARD CONVERSIONS:   N.A.   N.A.      8.0%  4.0%    4.0%    0.00%
                                   MEDIANS - STANDARD CONVERSIONS:   N.A.   N.A.      8.0%  4.0%    4.0%    0.00%

SECOND STEP CONVERSIONS

                               AVERAGES - SECOND STEP CONVERSIONS:
                                MEDIANS - SECOND STEP CONVERSIONS:

MUTUAL HOLDING COMPANY CONVERSIONS
Home Federal Bancorp, Inc. of LA*    LA     1/21/05    HFBL-OTCBB     N.A    N.A      8.0%  4.9%    4.3%    0.00%
BV Financial, Inc.                   MD     1/14/05    BVFL-OTCBB     N.A    N.A      8.7%  4.4%    4.2%    0.00%
Georgetown Bancorp, Inc.*            MA      1/6/05    GTWN-OTCBB     N.A    N.A      8.0%  4.4%    6.2%    0.00%
SFSB, Inc.                           MD    12/31/04    SFBI-OTCBB     N.A    N.A      8.7%  4.4%    2.6%    0.00%
Ocean Shore Holding Company*         NJ    12/22/04    OSHC-NASDAQ    C/S  .9%/4.3%   8.6%  4.3%    3.9%    0.00%
Lincoln Park Bancorp, Inc.*(1)       PA    12/20/04    LPBC-OTCBB     N.A    N.A      4.0%  4.0%    4.5%    0.00%
Abington Comm Bancorp, Inc.*(1)      PA    12/17/04    ABBC-NASDAQ    N.A    N.A      8.0%  4.0%    7.5%    0.00%
Home Federal Bancorp, Inc.*          ID     12/7/04    HOME-NASDAQ    C/S  .6%/2.4%   8.0%  4.8%    5.5%    0.00%

                    AVERAGES - MUTUAL HOLDING COMPANY CONVERSIONS:    NA     NA       7.8%  4.4%    4.8%    0.00%
                     MEDIANS - MUTUAL HOLDING COMPANY CONVERSIONS:    NA     NA       8.0%  4.4%    4.4%    0.00%

                                       AVERAGES - ALL CONVERSIONS:    NA     NA       7.8%  4.3%    4.7%    0.00%
                                        MEDIANS - ALL CONVERSIONS:    NA     NA       8.0%  4.4%    4.3%    0.00%

                                                                              Pro Forma Data
                                                                   -----------------------------------
                 Institutional Information                         Pricing Ratios(3) Financial Charac.
------------------------------------------------------------------ ----------------  -----------------


                                          Conversion                     Core         Core       Core    IPO
Institution                         ST.      Date         Ticker   P/TB   P/E   P/A    ROA TE/A   ROE   Price
-----------                         ---   ----------   ----------- ----  ----  ----   ---- ----  ----  ------
                                                                    (%)   (x)   (%)    (%)  (%)   (%)    ($)
STANDARD CONVERSIONS
Royal Financial, Inc.*(1)            IL     1/21/05    RYFL-OTCBB  76.6%  NM   21.4%   NM  28.3%  NM   $10.00

                                  AVERAGES - STANDARD CONVERSIONS: 76.6%  NM   21.4%   NM  28.3%  NM   $10.00
                                   MEDIANS - STANDARD CONVERSIONS: 76.6%  NM   21.4%   NM  28.3%  NM   $10.00

SECOND STEP CONVERSIONS

                               AVERAGES - SECOND STEP CONVERSIONS:
                                MEDIANS - SECOND STEP CONVERSIONS:

MUTUAL HOLDING COMPANY CONVERSIONS
Home Federal Bancorp, Inc. of LA*    LA     1/21/05    HFBL-OTCBB  72.4% 76.9x 28.3%  0.5% 28.3% 1.6%  $10.00
BV Financial, Inc.                   MD     1/14/05    BVFL-OTCBB  88.4% 48.9x 21.7%  0.4% 16.2% 2.3%  $10.00
Georgetown Bancorp, Inc.*            MA      1/6/05    GTWN-OTCBB  86.8% 72.9x 16.6%  0.2% 12.1% 1.7%  $10.00
SFSB, Inc.                           MD    12/31/04    SFBI-OTCBB  82.7% 47.0x 17.2%  0.3% 13.9% 2.0%  $10.00
Ocean Shore Holding Company*         NJ    12/22/04    OSHC-NASDAQ 88.4% 29.2x 14.9%  0.5% 10.6% 4.9%  $10.00
Lincoln Park Bancorp, Inc.*(1)       PA    12/20/04    LPBC-OTCBB  87.2% 39.1x 19.1%  0.5% 14.2% 3.4%  $10.00
Abington Comm Bancorp, Inc.*(1)      PA    12/17/04    ABBC-NASDAQ 83.2% 32.4x 20.0%  0.7% 16.3% 4.0%  $10.00
Home Federal Bancorp, Inc.*          ID     12/7/04    HOME-NASDAQ 88.5% 37.6x 23.5%  0.7% 16.7% 4.1%  $10.00

                    AVERAGES - MUTUAL HOLDING COMPANY CONVERSIONS: 84.7% 48.0X 20.2%  0.5% 16.0% 3.0%  $10.00
                     MEDIANS - MUTUAL HOLDING COMPANY CONVERSIONS: 87.0% 43.0X 19.5%  0.5% 15.2% 2.8%  $10.00

                                       AVERAGES - ALL CONVERSIONS: 83.8% 48.0X 20.3%  0.5% 17.4% 3.0%  $10.00
                                        MEDIANS - ALL CONVERSIONS: 86.8% 43.0X 20.0%  0.5% 16.2% 2.8%  $10.00

                                                                              Post-IPO Pricing Trends
                                                                   ---------------------------------------------
                 Institutional Information                                         Closing Price:
------------------------------------------------------------------ ---------------------------------------------

                                                                    First          After           After
                                          Conversion               Trading    %    First     %     First     %
Institution                         ST.      Date         Ticker     Day   Change Week(4) Change Month(5) Change
-----------                         ---   ----------   ----------- ------- ------ ------- ------ -------- ------
                                                                     ($)     (%)    ($)     (%)     ($)     (%)
STANDARD CONVERSIONS
Royal Financial, Inc.*(1)            IL     1/21/05    RYFL-OTCBB   $11.60  16.0%  $12.60  26.0%  $12.45   24.5%

                                  AVERAGES - STANDARD CONVERSIONS:  $11.60  16.0%  $12.60  26.0%  $12.45   24.5%
                                   MEDIANS - STANDARD CONVERSIONS:  $11.60  16.0%  $12.60  26.0%  $12.45   24.5%

SECOND STEP CONVERSIONS

                               AVERAGES - SECOND STEP CONVERSIONS:
                                MEDIANS - SECOND STEP CONVERSIONS:

MUTUAL HOLDING COMPANY CONVERSIONS
Home Federal Bancorp, Inc. of LA*    LA     1/21/05    HFBL-OTCBB   $ 9.90  -1.0%  $10.05   0.5%  $10.00    0.0%
BV Financial, Inc.                   MD     1/14/05    BVFL-OTCBB   $ 9.35  -6.5%  $ 9.50  -5.0%  $ 9.93   -0.7%
Georgetown Bancorp, Inc.*            MA      1/6/05    GTWN-OTCBB   $10.20   2.0%  $ 9.95  -0.5%  $10.05    0.5%
SFSB, Inc.                           MD    12/31/04    SFBI-OTCBB   $10.75   7.5%  $ 9.90  -1.0%  $ 9.85   -1.5%
Ocean Shore Holding Company*         NJ    12/22/04    OSHC-NASDAQ  $12.15  21.5%  $12.20  22.0%  $10.63    6.3%
Lincoln Park Bancorp, Inc.*(1)       PA    12/20/04    LPBC-OTCBB   $11.00  10.0%  $11.25  12.5%  $10.00    0.0%
Abington Comm Bancorp, Inc.*(1)      PA    12/17/04    ABBC-NASDAQ  $13.35  33.5%  $13.30  33.0%  $12.90   29.0%
Home Federal Bancorp, Inc.*          ID     12/7/04    HOME-NASDAQ  $12.49  24.9%  $12.68  26.8%  $12.33   23.3%

                    AVERAGES - MUTUAL HOLDING COMPANY CONVERSIONS:  $11.15  11.5%  $11.10  11.0%  $10.71    7.1%
                     MEDIANS - MUTUAL HOLDING COMPANY CONVERSIONS:  $10.88   8.8%  $10.65   6.5%  $10.03    0.3%

                                       AVERAGES - ALL CONVERSIONS:  $11.20  12.0%  $11.27  12.7%  $10.90    9.0%
                                        MEDIANS - ALL CONVERSIONS:  $11.00  10.0%  $11.25  12.5%  $10.05    0.5%

Note: * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1)  Non-OTS regulated thrift.

(2)  As a percent of MHC offering for MHC transactions.

(3)  Does not take into account the adoption of SOP 93-6.

(4)  Latest price if offering is less than one week old.

(5)  Latest price if offering is more than one week but less than one month old.

(6)  Mutual holding company pro forma data on full conversion basis.

(7)  Simultaneously completed acquisition of another financial institution.

(8)  Simultaneously converted to a commercial bank charter.

(9)  Former credit union.

                                                               February 16, 2005

RP(R) Financial, LC.
Page 4.17


converted companies. It should be noted that the average price/tangible book ratio was influenced by simultaneous acquisitions that were completed in connection with two of the second-step offerings, which resulted in comparatively higher price/tangible book ratios due to the goodwill that was created in those respective acquisitions. The median pro forma price/tangible book ratio of the five second-step conversions completed in 2004 equaled 124.3% at closing.

          There are no current pricing multiples for fully-converted companies that trade on NASDAQ or an Exchange, as the only recently completed standard conversion offering completed trades on the OTC Bulletin Board.

     C.   The Acquisition Market

          Also considered in the valuation was the potential impact on Hudson City Bancorp's stock price of recently completed and pending acquisitions of other savings institutions operating in New Jersey. As shown in Exhibit IV-5, there were eight New Jersey thrift acquisitions completed from the beginning of 2000 through year-to-date 2005, and there are currently no acquisitions pending for New Jersey savings institutions. The recent acquisition activity involving New Jersey savings institutions may imply a certain degree of acquisition speculation for the Company's stock. To the extent that acquisition speculation may impact the Company's offering, we have largely taken this into account in selecting companies for the Peer Group which operate in large metropolitan markets that would tend to be subject to a comparable level of acquisition activity as the Company's market and, thus, are subject to the same type of acquisition speculation that may influence Hudson City Bancorp's stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation involving Hudson City Bancorp's stock would tend to be less compared to the more seasoned stocks of the Peer Group companies.

     D.   Trading in Hudson City Bancorp's Stock

          Since Hudson City Bancorp's minority stock currently trades under the symbol "HCBK" on the NASDAQ, RP Financial also considered the recent trading activity in the valuation analysis. Hudson City Bancorp had a total of 186,145,995 shares issued and outstanding at December 31, 2004, of which 63,569,395 shares were held by public shareholders

RP(R) Financial, LC.
Page 4.18


and traded as public securities. The Company's stock has had a 52 week trading range of $31.39 to $41.00. Following the announcement of the Company's second-step conversion, which was announced after the market closed on December 16, 2004, the Company's stock declined from a December 16, 2004 closing price of $40.41 to $36.75 the following day. Since the second-step offering has been announced the stock has traded in the $35-$37 range and reflected a closing price of $35.19 on February 16, 2005.

          As set forth in an SNL Financial article dated January 13, 2005, Hudson City hawked: Huge second-step conversion a flop or a sleeper hit?, a number of factors likely contributed to the decline in the Company's stock following the second-step conversion announcement. These factors included investors implementing a hedge through selling the public stock short and then buying in the second-step offering; the significant size of the offering may give investors the possible opportunity to participate in the offering through a syndicated offering and, therefore, investors have taken a "wait and see attitude" on the pricing and questions or concerns about the Company's ability to leverage the significant amount of capital that will be raised without taking on added risk.

          There are significant differences between the Company's minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock, the stock is currently traded based on speculation of a range of exchange ratios and dividend payments will be made on all shares outstanding; thereby, requiring a higher payout ratio to sustain the current level of dividends paid to non-MHC shareholders. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

     E.   Size of Offering

          The valuation adjustment for marketing of the issue also took into consideration the significant size of the Company's stock offering and the implied marketing risk associated with the unique size of the offering. The Company's offering will be among the largest U.S. equity offerings ever completed and may be the largest offering by a financial services company.

RP(R) Financial, LC.
Page 4.19


It is anticipated that a syndicated offering will be required to complete the offering and the stock will be sold in international markets as well through the syndicate. Other offerings that have been comparable in size to the Company's offering were stocks of companies that were established names recognized in national and international markets. Comparatively, Hudson City Bancorp is a regionally based institution with a shareholder base that has a very high concentration of retail investors. Accordingly, there is considered to be some marketing risk associated with how well the Company's offering will be received by the institutional investment community both domestically and in the international market place.

          In the Company's original minority stock offering in July 1999, the subscription offering closed at $408 million, which was below the minimum of the offering range. A two-phased approach was conducted to complete the offering within the range of value: (1) the maximum purchase limit was increased and the Company contacted the subscribers who had subscribed for the maximum regarding their interest in increasing their subscriptions to the new higher limit; and
(2) a syndicated community offering was conducted. As a result of the two-phased approach, an additional $135 million was raised. The offering closed at $543 million, which was 87% of the midpoint of the selling range. The Company's second-step offering will be considerably higher than in the first-step offering due to current market conditions, the growth over the last five years and a higher percentage of the Company's shares to be offered. At the same time, the second-step pro forma pricing ratios are expected to be much higher than in the minority stock offering in 1999.

                              * * * * * * * * * * *

     In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company's minority stock. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

RP(R) Financial, LC.
Page 4.20


8.   Management

     Hudson City Bancorp's management team appears to have experience and expertise in all of the key areas of the Company's operations. Exhibit IV-6 provides summary resumes of Hudson City Bancorp's Board of Directors and senior management. While the Company does not have the resources to develop a great deal of management depth, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Company's present organizational structure as indicated by the financial characteristics of the Company. Hudson City Bancorp currently does not have any executive management positions that are vacant.

     Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.   Effect of Government Regulation and Regulatory Reform

     In summary, as a fully-converted OTS regulated institution, Hudson City Bancorp will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-7 sets forth the Bank's pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

     Overall, based on the factors discussed above, we concluded that the Company's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

RP(R) Financial, LC.
Page 4.21


Key Valuation Parameters:                                Valuation Adjustment
-------------------------                                --------------------
Financial Condition                                          Slight Upward
Profitability, Growth and Viability of Earnings              Slight Upward
Asset Growth                                                 Slight Upward
Primary Market Area                                          No Adjustment
Dividends                                                    No Adjustment
Liquidity of the Shares                                      No Adjustment
Marketing of the Issue                                       No Adjustment
Management                                                   No Adjustment
Effect of Government Regulations and Regulatory Reform       No Adjustment

Valuation Approaches

     In applying the accepted valuation methodology promulgated by the OTS, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Hudson City Bancorp's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Hudson City Bancorp's prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-8 and IV-9).

     RP Financial's valuation placed an emphasis on the following:

          - P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it the most significant weight among the valuation approaches. Most notably, as reflected in the pricing ratios of the Peer Group companies, the larger market capitalization thrifts tend to trade more on their earnings multiples and less on book value relative to the small capitalization thrifts. All of the Peer Group companies have P/E multiples that are below the average for all publicly-traded thrifts, while the price/book ratios for the Peer Group companies vary significantly. Accordingly, in light of the Company's significant pro forma capitalization, we anticipate that the Company's stock will also be traded primarily on a P/E basis. Given the similarities between the Company's and the Peer Group's operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core

RP(R) Financial, LC.
Page 4.22


               earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

          - P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

          - P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

          - Trading of HCBK stock. Converting institutions generally do not have stock outstanding. Hudson City Bancorp, however, has public shares outstanding due to the mutual holding company form of ownership. Since Hudson City Bancorp is currently traded on the NASDAQ, it is an indicator of investor interest in the Company's conversion stock and therefore received some weight in our valuation. Based on the February 16, 2005 stock price of $35.19 per share and the 186,145,995 shares of Hudson City Bancorp stock outstanding, the Company's implied market value of nearly $6.6 billion was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of Hudson City Bancorp's stock was somewhat discounted herein but will become more important towards the closing of the offering.

     The Company has adopted Statement of Position ("SOP") 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly

RP(R) Financial, LC.
Page 4.23


since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.

     In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC assets (that are on deposit at the Bank) that will be consolidated with the Company and thus will increase equity and earnings. At December 31, 2004, the MHC had unconsolidated assets of $145.3 million.

     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of February 16, 2005, the aggregate pro forma market value of Hudson City Bancorp's conversion stock was $6,454,090,570 at the midpoint, equal to 645,409,057 shares at $10.00 per share. The midpoint and resulting valuation range is based on the sale of a 65.85% ownership interest to the public, which provides for a $4.250 billion public offering at the midpoint value.

     1. Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Company's pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The reinvestment rate of 3.08% was based on the Company's business plan for reinvestment of the net proceeds, which resulted in a blended rate that was approximately equivalent to the yield on a two-year U.S. Treasury notes at December 31, 2004. The Company's earnings, incorporating the reinvestment of $145.3 million of MHC assets at an after-tax reinvestment rate of 1.92% (reflecting the two-year Treasury rate and the marginal effective tax rate of 37.60%), equaled $242.1 million for the 12 months ended December 31, 2004 ("reported earnings"). In deriving Hudson City Bancorp's estimated core earnings for purposes of the valuation, an adjustment was made to eliminate the net gain on the sale of investment securities of $11.4 million for the 12 month period. As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 37.60%, the Company's core earnings were calculated at $234.9 million for the 12 months ended December 31, 2004 (Note: see Exhibit IV-10 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

RP(R) Financial, LC.
Page 4.24


                                             FY2004
                                             Amount
                                            --------
                                             ($000)
Net income(1)                               $242,059
Deduct: Net gain on sale of securities(2)     (7,132)
                                            --------
   Core earnings estimate                   $234,927

(1) Includes reported net income of $239,266 plus the after-tax reinvestment income of $2,793 from consolidating the MHC assets with the Company.

(2)  Net gain of $11,429 adjusted for tax effect at 37.60%.

     Based on the Company's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company's pro forma reported and core P/E multiples at the $6.454 billion midpoint value equaled 22.22 times and 23.26 times, respectively, which provided for premiums of 48.83% and 54.24% relative to the Peer Group's average reported and core earnings multiples of 14.93 times and 15.08 times, respectively (see Table 4.2). The Company's pro forma P/E ratios based on reported earnings at the minimum and the maximum are 19.61 times and 25.00 times, respectively, and based on core earnings at the minimum and the maximum are 20.00 times and 25.64 times, respectively. We also considered the impact of SOP 93-6 on earnings per share and the resulting P/E ratio, resulting in 18.18 times at the minimum, 20.83 times at the midpoint and 23.81 times at the maximum based on reported earnings.

     2. Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Company's pro forma market value by applying a valuation P/B ratio, derived from the Peer Group's P/B ratio, to the Company's pro forma book value. The Company's pre-conversion equity of $1,402.9 million was adjusted to include $145.3 million of equity held at the MHC level which will be consolidated with the Company's equity as the result of the conversion. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $6.454 billion midpoint valuation, Hudson City Bancorp's pro forma P/B and P/TB ratios both equaled 125.16%. In comparison to the respective average P/B and P/TB ratios indicated for the Peer Group of 189.01% and 205.91%, the Company's ratios reflected discounts of 33.78% and 39.22%, respectively. The Company's pro forma P/B ratios at the minimum and the maximum are 118.76% and 130.38%, respectively. RP Financial

RP(R) Financial, LC.
Page 4.25


                                    Table 4.2
                              Public Market Pricing
                             As of February 16, 2005

                                           Market
                                       Capitalization    Per Share Data              Pricing Ratios                  Dividends
                                       -------------- ------------------- ------------------------------------  ------------------
                                       Price/  Market  LTM   Core   TBV/    P/E    P/E                           Ann.       Payout
Ticker            Company Name          Share  Value   EPS  EPS(1)  Share   LTM  Core(1)   P/B    P/TB    P/A    Rate Yield  Ratio
-------  ----------------------------- ------ ------- ----- ------ ------ ------ ------- ------  ------  -----  ----- ----- ------
                                         ($)    ($M)   ($)    ($)    ($)    (x)    (x)     (%)     (%)    (%)    ($)   (%)    (%)
HCBK     Hudson City Bancorp, Inc.
            (Pro Forma)
            Maximum                    $10.00 $ 7,422 $0.40  $0.39 $ 7.67 25.00x  25.64x 130.38% 130.38% 30.56% $0.20 2.00% 50.00%
            Midpoint                   $10.00 $ 6,454 $0.45  $0.43 $ 7.99 22.22x  23.26x 125.16% 125.16% 27.17% $0.24 2.40% 53.33%
            Minimum                    $10.00 $ 5,486 $0.51  $0.50 $ 8.42 19.61x  20.00x 118.76% 118.76% 23.63% $0.28 2.80% 54.90%

All Publicly-Traded Thrifts(2)
Average                                $22.33 $   783 $1.20  $1.16 $12.98 20.89x  23.62x 165.63% 183.26% 17.12% $0.50 2.07% 58.38%
Median                                 $20.05 $   106 $1.10  $1.04 $12.16 17.60x  18.50x 150.70% 164.20% 14.90% $0.43 2.07% 41.82%

Peer Group
Average                                $38.74 $ 5,563 $2.65  $2.63 $18.92 14.93x  15.08x 189.01% 205.91% 14.55% $0.81 1.79% 25.91%
Median                                 $39.52 $ 1,174 $2.81  $2.61 $17.31 15.40x  15.15x 180.50% 197.00% 12.43% $0.82 1.83% 24.70%

Peer Group
AF       Astoria Financial Corporation $37.74 $ 2,775 $3.00  $3.11 $17.17 12.60x  12.20x 190.10% 219.80% 11.12% $1.05 2.78% 35.00%
BKUNA    BankUnited Financial
            Corporation                $29.51 $   880 $1.67  $1.64 $15.45 17.70x  18.00x 180.10% 191.00% 10.02% $0.00 0.00%  0.00%
DSL      Downey Financial Corp.        $62.24 $ 1,734 $3.85  $4.22 $36.07 16.20x  14.70x 172.00% 172.60% 11.08% $0.40 0.64% 10.39%
FED      FirstFed Financial Corp.      $53.70 $   886 $3.85  $3.85 $28.62 14.00x  14.00x 185.60% 187.70% 11.88% $0.00 0.00%  0.00%
GDW      Golden West Financial
            Corporation                $63.50 $19,464 $4.13  $4.10 $23.73 15.40x  15.50x 267.60% 267.60% 18.21% $0.22 0.35%  5.33%
MAFB     MAF Bancorp, Inc.             $43.91 $ 1,461 $3.01  $3.00 $19.72 14.60x  14.60x 150.00% 222.70% 15.09% $0.86 1.96% 28.57%
OCFC     OceanFirst Financial Corp.    $23.72 $   309 $1.42  $1.41 $10.49 16.70x  16.80x 224.00% 226.30% 16.14% $0.80 3.37% 56.34%
PFSB     PennFed Financial Services,
            Inc.                       $15.95 $   218 $0.96  $0.97 $ 9.00 16.60x  16.40x 176.40% 177.00% 10.99% $0.20 1.25% 20.83%
PFB      PFF Bancorp, Inc.             $41.30 $   696 $2.62  $2.44 $20.35 15.80x  16.90x 202.30% 203.00% 18.11% $0.63 2.00% 31.49%
PROV     Provident Financial Holdings,
            Inc.                       $28.08 $   197 $2.48  $2.44 $16.59 11.30x  11.50x 169.20% 169.30% 12.99% $0.48 1.71% 19.35%
WFSL     Washington Federal, Inc.      $23.73 $ 2,056 $1.54  $1.55 $12.44 15.40x  15.30x 180.90% 190.70% 27.24% $0.75 3.18% 48.99%
WM       Washington Mutual, Inc.       $41.55 $36,076 $3.26  $2.77 $17.45 12.80x  15.00x 169.90% 243.20% 11.71% $1.78 4.28% 54.60%

                                                     Financial Characteristics
                                       -----------------------------------------------------
                                                                                LTM            2nd Step Pricing
                                                             Tang.  ------------------------  -----------------
                                           Total    Equity/ Equity/              Core   Core  Exchange Offering
Ticker           Company Name              Assets    Assets  Assets ROAA   ROAE  ROAA   ROAE    Ratio    Size
-------  ----------------------------- ------------ ------- ------- ----  -----  ----  -----  -------- --------
                                          ($000)      (%)     (%)    (%)   (%)    (%)   (%)      (x)    ($Mil)
HCBK     Hudson City Bancorp, Inc.
            (Pro Forma)
            Maximum                    $ 24,288,000  23.43%  23.43% 1.21%  5.17% 1.18%  5.04%  3.9873x $4,887.5
            Midpoint                   $ 23,752,000  21.70%  21.70% 1.21%  5.58% 1.18%  5.44%  3.4672x $4,250.0
            Minimum                    $ 23,217,000  19.90%  19.90% 1.21%  6.08% 1.18%  5.92%  2.9471x $3,612.5

All Publicly-Traded Thrifts(2)
Average                                $  5,115,656  10.48%   9.65% 0.77%  8.34% 0.78%  8.14%
Median                                 $    722,468   9.17%   8.40% 0.80%  8.00% 0.80%  7.76%

Peer Group
Average                                $ 41,396,912   7.77%   7.19% 1.08% 13.67% 1.07% 13.53%
Median                                 $  8,228,987   6.85%   6.62% 1.06% 13.48% 1.05% 12.59%

Peer Group
AF       Astoria Financial Corporation $ 23,415,869   5.85%   5.10% 0.97% 15.81% 1.00% 16.37%
BKUNA    BankUnited Financial
            Corporation                $  8,914,672   5.63%   5.33% 0.66% 11.32% 0.66% 11.23%
DSL      Downey Financial Corp.        $ 15,648,808   6.44%   6.42% 0.77% 11.37% 0.85% 12.47%
FED      FirstFed Financial Corp.      $  7,468,983   6.39%   6.33% 1.12% 14.54% 1.12% 14.54%
GDW      Golden West Financial
            Corporation                $106,888,541   6.81%   6.81% 1.37% 19.45% 1.36% 19.32%
MAFB     MAF Bancorp, Inc.             $  9,681,384  10.06%   7.01% 1.10% 10.98% 1.09% 10.94%
OCFC     OceanFirst Financial Corp.    $  1,914,275   7.21%   7.14% 0.98% 13.34% 0.97% 13.25%
PFSB     PennFed Financial Services,
            Inc.                       $  1,979,488   6.23%   6.21% 0.72% 11.34% 0.73% 11.50%
PFB      PFF Bancorp, Inc.             $  3,873,136   8.95%   8.92% 1.19% 13.62% 1.11% 12.71%
PROV     Provident Financial Holdings,
            Inc.                       $  1,516,486   7.68%   7.67% 1.29% 15.95% 1.27% 15.73%
WFSL     Washington Federal, Inc.      $  7,543,302  15.06%  14.40% 1.83% 12.26% 1.84% 12.34%
WM       Washington Mutual, Inc.       $307,918,000   6.89%   4.92% 1.01% 14.02% 0.86% 11.92%

(1) Net income before extraordinary items less the after-tax portion of investment securities and nonrecurring items. The assumed tax rate is 35%.

(2)  Includes publicly-traded mutual holding companies.

Source: SNL Financial, LC., corporate press releases, Hudson City Bancorp's prospectus and RP Financial calculations.

RP(R) Financial, LC.
Page 4.26


considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier, the comparatively lower pro forma return on equity resulting from the Company's significantly higher pro forma capital position and the resulting pricing ratios under the earnings and assets approaches.

     3. Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio computed herein. At the midpoint of the valuation range, Hudson City Bancorp's value equaled 27.17% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 14.55%, which implies a premium of 86.74% has been applied to the Company's pro forma P/A ratio. The Company's P/A ratios at the minimum and the maximum are 23.63% and 30.56%, respectively.

Comparison to Recent Conversions

     As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The only recent standard conversion completed within the past three months closed at a price/tangible book ratio of 76.6% (see Table 4.1). The price of the recent standard conversion appreciated 26.0% during the first week of trading.

     The average pro forma price/tangible book ratio of the five second-step conversion offerings completed in 2004 equaled 135.2% (see Exhibit IV-4). As discussed above, the average price/tangible book ratio was influenced by simultaneous acquisitions that were completed in connection with two of the second-step offerings, which resulted in comparatively higher price/tangible book ratios due to the goodwill that was created in those respective

RP(R) Financial, LC.
Page 4.27


acquisitions. The median pro forma price/tangible book ratio of the five second-step conversions completed in 2004 equaled 124.3% at closing. On average, the prices of the five second-step conversion offering increased 2.8% after one week of trading as fully-converted companies. In comparison, the Company's price/tangible book at the appraised midpoint value reflects a discount of 7.4% relative to the average closing price/tangible book ratio of the five second-step conversion offerings that were completed in 2004.

Valuation Conclusion

     Based on the foregoing, it is our opinion that, as of February 16, 2005, the estimated aggregate pro forma market value of the Company, inclusive of the sale of the MHC's ownership interest to the public shareholders, was $6,454,090,570 at the midpoint. Based on this valuation and the approximate 65.85% ownership interest being sold in the public offering, the midpoint value of the Company's stock offering is $4,250,000,000, equal to 425,000,000 shares at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum offering of $3,612,500,000 and a maximum offering of $4,887,500,000. Based on the $10.00 per share offering price, this valuation range equates to an offering of 361,250,000 shares at the minimum and 488,750,000 shares at the maximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.2 and are detailed in Exhibit IV-8 and
Exhibit IV-9.

Establishment of the Exchange Ratio

     OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of Hudson City Bancorp stock as a fully-converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in Hudson City Bancorp equal to 34.15% at December 31, 2004. The exchange ratio to be received by the existing minority shareholders of Hudson City Bancorp will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 2.9471

RP(R) Financial, LC.
Page 4.28


shares, 3.4672 shares and 3.9873 shares of newly issued shares of Hudson City Bancorp stock for each share of stock held by the public shareholders at the minimum, midpoint and maximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.